Exhibit 10.23
Execution Copy
STOCK PURCHASE AGREEMENT
between
COFFEYVILLE GROUP HOLDINGS, LLC,
and
COFFEYVILLE ACQUISITION LLC
Dated as of May 15, 2005

i

ii

iii

STOCK PURCHASE AGREEMENT
     THIS STOCK PURCHASE AGREEMENT is made and entered into as of May 15, 2005, between COFFEYVILLE GROUP HOLDINGS, LLC, a Delaware limited liability company (“Seller”), and COFFEYVILLE ACQUISITION LLC, a Delaware limited liability company (“Buyer”).
RECITALS:
     A. Seller owns all of the issued and outstanding shares of capital stock (the “Shares”) of Coffeyville Pipeline, Inc. (“Pipeline Inc.”), Coffeyville Refining & Marketing, Inc. (“R&M Inc.”), Coffeyville Nitrogen Fertilizers, Inc. (“NF Inc.”), Coffeyville Crude Transportation, Inc. (“CT Inc.”), and Coffeyville Terminal, Inc. (“Terminal Inc.”, and together with Pipeline Inc., R&M Inc., NF Inc. and CT Inc., the “Companies”).
     B. In accordance with the terms of this Agreement, Seller desires to transfer and sell to Buyer and the Companies, and Buyer desires to, and Buyer desires Seller to cause the Companies to, purchase from Seller, in the aggregate, all of the Shares.
     NOW, THEREFORE, in consideration of the premises and mutual promises, representations, warranties and covenants contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:
SECTION 1. DEFINITIONS.
     The following terms used in this Agreement shall have the following meanings:
     “Accounting Expert” is defined in Section 3.1(c)(ii).
     “Action” means any action, hearing, suit, claim, arbitration or proceeding before any arbitrator or Governmental Authority.
     “Adjustment Payment Date” means the date that is two (2) Business Days following the determination of the Final Working Capital Amount, the Final Capex Amount and the Final Indebtedness Amount.
     “Affiliate,” as applied to any Person, means any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through ownership of voting securities or by contract or otherwise. For purposes of this definition, a Person shall be deemed to be “controlled by” a Person if such Person possesses, directly or indirectly, power to vote 10% or more of the securities having ordinary voting power for the election of directors of such Person.

     “Agreement” means this Stock Purchase Agreement, as it may be amended from time to time.
     “Allocation” is defined in Section 3.1(c)(i).
     “Allocation Notices” is defined in Section 3.1(c)(ii).
     “Allocation Objection” is defined in Section 3.1(c)(i).
     “Allocation Statement” is defined in Section 3.1(c)(i).
     “Ancillary Documents” means each of the Disclosure Schedule, the Escrow Agreement, the other agreements and certificates executed and delivered in connection with this Agreement.
     “Applicable Rate” means the prime rate of interest as reported from time to time in the Money Rates section of the Wall Street Journal.
     “Asset Purchase Agreement” means the Amended and Restated Asset Sale and Purchase Agreement, dated as of November 4, 2003, between Farmland Industries, Inc. and Coffeyville Resources, LLC, as such agreement has been amended from time to time and including any and all schedules, exhibits, certificates and other documents delivered in connection therewith.
     “Assets” shall mean the properties, rights and interests used by the Companies in the operation of the Business, including specifically, the Facilities, the Gathering System and the Terminal and all assets, properties, rights and interests related thereto.
     “Business” means the business of the Companies and the Operating Subsidiaries as described in the Registration Statement and the Financial Statements, including, without limitation, the existing business, operations, facilities and other assets of the Companies and the Operating Subsidiaries conducted at or relating to the Facilities, the Gathering System or the Terminal, but excluding the project involving the construction of two ammonia and UAN plants in the Republic of Trinidad and Tobago, West Indies as more particularly described in the non-binding memorandum of understanding, dated December 15, 2004 by and among Coffeyville Resources LLC and certain of its Affiliates and the Government of the Republic of Trinidad and Tobago and certain of its Affiliates (which memorandum of understanding will be assigned by Coffeyville Resources, LLC or its Affiliates to Seller or its designee prior to the Closing).
     “Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York or Kansas are authorized or required by Legal Requirements to close.
     “Buyer” is defined in the introductory paragraph.
     “Capex Amount” means the difference, whether positive or negative, of (a) the aggregate of the amounts set forth on Schedule 1(c) for the period commencing April 1, 2005 and ending during the month in which the Closing occurs (pro rated for the number of days elapsed in the case of the calendar month during which the Closing occurs), and (b) the amount of Capital Expenditures actually made in cash by the Companies and the Operating Subsidiaries during the period commencing on April 1, 2005 and ending on the Business Day immediately prior to the Closing Date (excluding any expenditures for non-scheduled maintenance and repairs (including any Capital Expenditures made as a result of the fire that occurred at the refinery during the second quarter of this calendar year)). For the avoidance of doubt, payments under the Plains Agreement shall not be treated as Capital Expenditures.
     “Capital Expenditures” means capital expenditures determined in accordance with GAAP.
     “CL JV Holdings” means CL JV Holdings, LLC, a Delaware limited liability company.
     “Closing” means the closing of the transaction contemplated by this Agreement.
     “Closing Date” is defined in Section 4.1.
     “Closing Date Amount” is equal to (i) the Preliminary Purchase Price (as such amount may be reduced pursuant to footnote * on Schedule 3.1(a)) minus (ii) the Escrow Amount.
     “Closing Statement” is defined in Section 3.2.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Commitment Letters” is defined in Section 6.6.
     “Companies” is defined in Recital A.
     “Company Intellectual Property” means all Intellectual Property used or held for use by the Seller, the Companies, or the Operating Subsidiaries in connection with the Business.
     “Contracts” shall mean all oral or written leases, agreements, contracts, arrangements, commitments, licenses and franchises.
     “Costs of Compliance” shall mean all costs, Capital Expenditures, fees and expenditures of any kind (other than monetary penalties or fines) associated with attaining or maintaining compliance with any Environmental Law and all costs, fees and expenditures of any kind required to obtain, renew or otherwise maintain any Permits, including permits for the “grand fathered” units at the Facility, or required to settle or resolve any alleged violation of any Environmental Law.
     “Credit Parties” shall mean, collectively, Coffeyville Resources, LLC, Coffeyville Resources Nitrogen Fertilizers, LLC, Coffeyville Resources Refining & Marketing, LLC, Coffeyville Resources Crude Transportation, LLC, Coffeyville Resources Pipeline, LLC and Coffeyville Resources Terminal, LLC.
     “CT Inc.” is defined in Recital A.
     “Decision Notice” is defined in Section 3.2(b)(iii)(B).

     “Defensible Title” shall mean (i) in the case of an Asset constituting real property, good and indefeasible title free and clear of all Liens, security interests and encumbrances, subject to and except for any Permitted Encumbrances and (ii) in the case of an Asset not constituting real property, good and valid title free and clear of all Liens, security interests and encumbrances, subject to and except for any Permitted Encumbrances.
     “Disclosure Schedule” means the exhibit attached hereto and made a part hereof containing the various exceptions to the representations, warranties and covenants of Seller contemplated by the provisions of this Agreement.
     “Earn-Out Obligations” means any obligations on the part of any of the Companies or any of the Operating Subsidiaries under Section 3 of the Asset Purchase Agreement.
     “Employee Benefit Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement involving direct or indirect benefits, other than salary, as compensation for services rendered including insurance coverage, cafeteria plan benefits, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement benefits.
     “Environmental Condition” means any contamination by a Hazardous Substance of surface soils, subsurface soils, groundwater, leachate or other sediments present on, in, under or migrating from the Real Estate in violation of, or requiring investigation, remediation and/or implementation activities under, any Environmental Laws.
     “Environmental Laws” means any and all federal, state and local laws, regulations, rules, ordinances and/or Orders (unilateral or consent), requirements under permits issued pursuant to any of the foregoing, common law, and other legally binding requirements or decisions of any appropriate Governmental Authorities relating to the preservation or protection of the environment or natural resources, any Hazardous Substance, or any activity involving Hazardous Substances, the abatement of pollution or protection of human health or safety from exposure to Hazardous Substances, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. 9601 et seq., the Resource Conservation and Recovery Act; the Solid and Hazardous Waste Amendments, 42 U.S.C. 6901 et seq., the Emergency Planning and Community Right To Know Act, 42 U.S.C. 11001, et seq., the Federal Water Pollution Control Act, 33 U.S.C. 1251 et seq., the Clean Air Act, 42 U.S.C. 7401 et seq., the Toxic Substance Control Act, 15 U.S.C. 2601 et seq., the Safe Drinking Water Act, 42 U.S.C. 300f through 300j, the Occupational Safety and Health Act, 29 U.S.C. 641 et seq., and the Oil Pollution Act 33 U.S.C. 2761, et seq.
     “Environmental Liabilities” shall mean any and all Liabilities, responsibilities, claims, suits, losses, costs (including remediation, removal, response, abatement, clean-up, investigative, and/or monitoring costs and any other related costs and expenses, court costs, reasonable attorneys’, consultants’, expert witness’ and investigative fees and expenses), damages, assessments, Liens, penalties, fines, prejudgment and post-judgment interest, incurred or imposed (a) pursuant to any Order, notice, injunction or similar ruling arising out of or in connection with any Environmental Law, (b) pursuant to any claim by a Governmental Authority or other Person for personal injury, death, property damage, damage to natural resources, remediation, or similar costs or expenses incurred or asserted by such Governmental Authority or other Person to the extent arising out of a release of Hazardous Substances, or (c) as a result of any Environmental Conditions.
     “Environmental Permits” shall mean any and all Permits required by applicable Environmental Laws.
     “Equity Commitment” means (a) options, warrants, convertible securities, exchangeable securities, subscription rights, conversion rights, exchange rights, or other Contracts that could require a Person to issue any of its Equity Interests or to sell any Equity Interests it owns in another Person; (b) any other securities convertible into, exchangeable or exercisable for, or representing the right to subscribe for any Equity Interest of a Person or owned by a Person; (c) statutory pre-emptive rights or pre-emptive rights granted under a Person’s organizational documents; and (d) stock appreciation rights, phantom stock, profit participation, or other similar rights with respect to a Person.
     “Equity Commitment Letter” is defined in Section 6.6.
     “Equity Interest” means (a) with respect to a corporation, any and all shares of capital stock, (b) with respect to a partnership, limited liability company, trust or similar Person, any and all units, interests or other partnership/limited liability company interests, and (c) any other direct or indirect equity ownership or participation in a Person.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     “ERISA Affiliate” means each business or entity which is a member of a “controlled group of corporations,” under “common control” or an “affiliated service group” with any of the Companies within the meaning of Sections 414(b), (c) or (m) of the Code, or required to be aggregated with any Acquired Entity under Section 414(o) of the Code, or is under “common control” with any of the Companies, within the meaning of Section 4001(a)(14) of ERISA.
     “Escrow Agent” means JPMorgan Chase Bank, N.A. or such other Person mutually agreed to by Buyer and Seller.
     “Escrow Agreement” means the Escrow Agreement to be entered into at the Closing by and among Seller, Buyer and the Escrow Agent, the form of which shall contain customary terms, including that the Escrow Amount shall only be released upon mutual agreement of Buyer and Seller or pursuant to a court order, and such other terms as shall be agreed upon by each of Seller, Buyer and the Escrow Agent within ten (10) Business Days after the date hereof.
     “Escrow Amount” means an amount equal to $25 million.
     “Estimated Working Capital Amount” is defined in Section 3.2(a).

     “Excluded Liabilities” means any Losses relating to, arising from or incurred in connection with (i) the Leiber Transactions, the Leiber Business or the business and operations of Leiber Holdings, LLC, a Delaware limited liability company, or any of its direct or indirect Subsidiaries, including, without limitation, (x) in connection with the organization, operation, redemption of interests in, dissolution, winding up, liquidation or termination of CL JV Holdings and any transactions related thereto, (y) any incremental Tax liability of any of the Companies or any of the Operating Subsidiaries and any incremental loss of Tax attributes of the Companies or any of the Operating Subsidiaries related thereto, and (z) any Tax liability of any of CL JV Holdings and any loss of Tax attributes of CL JV Holdings related thereto (excluding, for purposes hereof, any fees or expenses of accountants for the Companies incurred to restate the financial statements of the Companies or the Operating Subsidiaries for the purpose of reflecting the Leiber Transactions), and (ii) the GAF Liabilities. Notwithstanding the foregoing, Excluded Liabilities does not include any income Taxes attributable to the Leiber Transactions.
     “Facilities” shall mean the Refinery, the Fertilizer Plant and the Companies’ storage facilities in Caney, Kansas and Coffeyville, Kansas and the related pipelines.
     “Fertilizer Plant” means the fertilizer production facility located in Coffeyville, Kansas.
     “Final Capex Amount” is defined in Section 3.2(b)(ii).
     “Final Indebtedness Amount” is defined in Section 3.2(b)(ii).
     “Final Working Capital Amount” is defined in Section 3.2(b)(ii).
     “Financial Statements” is defined in Section 5.4.
     “Financing Commitment Letter” is defined in Section 6.6.
     “GAAP” means United States generally accepted accounting principles, as consistently applied by the Companies and the Operating Subsidiaries.
     “GAF Liabilities” means any claims of or Liabilities to GAF Holdings, LLC or any Affiliate thereof arising in connection with, out of or related to the Asset Purchase Agreement or the transactions contemplated thereby.
     “Gathering System” means the crude oil gathering and transportation pipelines, right-of-way agreements, permits, leases, licenses and related assets and/or equipment used in the operation of what its commonly known as the Companies’ Bartlesville pipeline system, the Companies’ Plainville pipeline system and the Companies’ ARCO pipeline system (also known as the “Eight Inch pipeline system”).
     “Governmental Authority” means any federal, state, local, municipal, or other government or governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal); or any body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, or regulatory or power of any nature, in each case having jurisdiction over Seller, the Companies, the Operating Subsidiaries or the Business.

     “Hazardous Substances” means any substances, materials, or wastes defined as a “hazardous substance,” “extremely hazardous substance,” or “hazardous waste” or terms of similar import under Environmental Law.
     “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
     “Indebtedness” means, as at any date of determination thereof, (without duplication): (a) all obligations (other than intercompany obligations) of the Companies and the Operating Subsidiaries for borrowed money or funded indebtedness or issued in substitution for or exchange for borrowed money or funded indebtedness; (b) any indebtedness evidenced by any note, bond (other than financial assurance bonds entered into in the ordinary course of business), debenture or other similar instrument; (c) the amount of any capital lease obligations that would be required to be reflected as a liability on the balance sheets of the Companies prepared in accordance with GAAP (excluding solely for purposes of this definition, the Plains Agreement); (d) any indebtedness guaranteed by the Companies or the Operating Subsidiaries (excluding intercompany debt and guarantees, and guarantees by any of the Companies or the Operating Subsidiaries of performance obligations of any of the Companies or the Operating Subsidiaries); (e) any obligations under, or associated with, any hedging or swap agreements, including any associated unrealized Losses; (f) all obligations of the Companies and the Operating Subsidiaries under the Asset Purchase Agreement for any earn-out or other contingent payment to the extent such obligations become due and payable as a result of the consummation of the transactions contemplated hereby, excluding any obligations pursuant to Section 6 of the Letter Amendment to the Asset Purchase Agreement, dated January 30, 2004, between Coffeyville Resources, LLC and Farmland Industries, Inc. (the “Financial Assurances Letter Agreement”); (g) any interest on the foregoing; and (h) any premiums, prepayment or termination fees, expenses or breakage costs due upon prepayment of the foregoing.
     “Indebtedness Amount” means the amount of all Indebtedness of the Companies and the Operating Subsidiaries outstanding immediately prior to the Closing.
     “Indemnified Party” is defined in Section 11.3(a).
     “Indemnifying Party” is defined in Section 11.3(a).
     “Indemnity Reduction Amounts” is defined in Section 11.12.
     “Insurance Policy” is defined in Section 7.16.
     “Intellectual Property” means all intellectual property, including, but not limited to, all patents and inventors’ certificates, and any reissues, extensions, divisions, continuations and continuations-in-part; statutory or common law copyrights; design rights; trade secrets; confidential information; inventions (whether patentable or not); software; all data and information; ideas; developments; drawings; specifications; bills of material; processes; formulae; supplier lists; customer lists; marketing information; sales and promotional materials; business plans; trademarks, tradenames, service marks, and all goodwill associated therewith; domain names; and all registrations and applications for any of the foregoing.

     “Inventory” means all ammonia, UAN, crude oil, feed stock, natural gasoline, natural gas liquids or other hydrocarbon inventory (including, without limitation, in process and finished products), all consumable chemicals, miscellaneous chemicals, precious metals, all inventories of precious metal catalysts, and additives, in each case that are owned by the Companies and the Operating Subsidiaries and used in, processed by or consumed in the Business, wherever located, including any such items in transit.
     “knowledge,” “known” or words of similar import when used with respect to (i) Buyer, except as otherwise provided in this Agreement, shall mean the actual knowledge of any fact, circumstance or condition by the Persons listed on Schedule 1(k), Section (i) and (ii) Seller, shall mean the actual knowledge of any fact, circumstance or condition by the Persons listed on (x) Schedule 1(k), Section (ii) after due inquiry of direct reporting Persons to the Persons so listed on Schedule 1(k)(ii) or (y) Schedule 1(k), Section (iii). References herein to “actual knowledge” do not include imputed or implied knowledge.
     “Legal Requirements” means all laws, including without limitation, statutes, ordinances, rules, regulations, codes, plans, Orders and settlements thereunder by or of federal, state or local Governmental Authorities.
     “Leiber Business” means the business conducted by Leiber Holdings, LLC and its Subsidiaries and all of the assets and liabilities thereof.
     “Leiber Transactions” is defined in Section 7.15.
     “Liabilities” means any and all debts, liabilities, obligations and commitments of any nature whatsoever, whether known or unknown, asserted or unasserted, fixed, absolute or contingent, matured or unmatured, accrued or unaccrued, liquidated or unliquidated or due or to become due, whenever or wherever arising.
     “Lien” means any mortgage, pledge, lien, security interest, charge, claim, option, warrant, purchase right, encumbrance, conditional sale or other installment sales agreement, title retention agreement, device or arrangement or transfer for security for the payment of any Indebtedness.
     “Listed Consents” is defined in Section 5.10.
     “Losses” is defined in Section 11.1(a).
     “Material Adverse Change” or “Material Adverse Effect” means any event, circumstance, change or effect that is material and adverse to (i) the Business taken as a whole, (ii) the assets, liabilities, properties, results of operations or condition (financial or otherwise) of the Companies and the Operating Subsidiaries taken as a whole or (iii) the ability of Seller to perform its obligations hereunder; provided, however, that the term “Material Adverse Change” and “Material Adverse Effect” shall not include effects, events, circumstances or changes arising out of or resulting from (a) changes in conditions in the U.S. or global economy or capital or financial markets generally (whether general, regional or limited to the area in which the Business is conducted), including changes in interest or exchange rates or fluctuations in the price of or demand for any of the raw materials or products of the Companies, except to the extent the Business or the Companies and the Operating Subsidiaries, taken as a whole, are affected in a disproportionate manner as compared to other companies operating in the industries in which the Companies and the Operating Subsidiaries conduct business in PADD II, (b) changes in general legal, regulatory, political, economic or business conditions or changes in generally accepted accounting principles that, in each case, generally affect industries in which the Companies and the Operating Subsidiaries conduct business, except to the extent the Business or the Companies and the Operating Subsidiaries, taken as a whole, are affected in a disproportionate manner as compared to other companies operating in such industries in PADD II, or (c) the negotiation, execution, announcement or performance of this Agreement or the consummation of the transactions contemplated by this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, lenders, partners or employees.
     “Material Contracts” is defined is Section 5.14.
     “New Permits” means those Permits that are nontransferable and for which Buyer will be required to apply.
     “NF Inc.” is defined in Recital A.
     “Notice of Objection” is defined in Section 3.2(b).
     “Operating Subsidiaries” means Coffeyville Resources, LLC, Coffeyville Resources Pipeline, LLC, Coffeyville Resources Refining & Marketing, LLC, Coffeyville Resources Nitrogen Fertilizers, LLC, Coffeyville Resources Crude Transportation, LLC and Coffeyville Resources Terminal, LLC.
     “Order” means any judgment, decision, order, writ, charge, injunction, stipulation, ruling, decree or award by or of a Governmental Authority, excluding any Orders not specifically relating to the Business and any Orders of general application to the industry in which the Business operates.
     “Outside Date” is defined in Section 4.1.
     “PADD II” shall mean the Midwest Petroleum Area for Defense District which includes Illinois, Indiana, Iowa, Kansas, Kentucky, Michigan, Minnesota, Missouri, Nebraska, North Dakota, Ohio, Oklahoma, South Dakota, Tennessee and Wisconsin.
     “Permits” means all registrations, licenses, permits, franchises, certificates, approvals, authorizations, qualifications, entitlements and Orders of Governmental Authorities.
     “Permitted Encumbrances” means (i) all agreements, leases, instruments, documents, Liens and encumbrances which are described in any Schedule or Exhibit to this Agreement; (ii) any (A) undetermined or inchoate Liens or charges constituting or securing the payment of expenses which were incurred incidental to the conduct of the Business or the operation, storage, transportation, shipment, handling, repair, construction, improvement or maintenance of the Assets and (B) materialman’s, mechanics’, repairman’s, employees’, contractors’, operators’, warehousemen’s, barge or ship owner’s and carriers’ Liens or other similar Liens, security interests or charges for liquidated amounts arising in the ordinary course of business incidental to the conduct of the Business or the operation, storage, transportation, shipment, handling, repair, construction, improvement or maintenance of the Assets, securing amounts the payment of which is not delinquent and that will be paid in the ordinary course of business or, if delinquent, that are being contested in good faith; (iii) any Liens for Taxes not yet due or, if due, that are being contested by Seller and/or the applicable Company or Operating Subsidiary in good faith in the ordinary course of business provided an appropriate reserve is established therefor; (iv) any Liens or security interests created by law or reserved in leases, rights-of-way or other real property interests for rental or for compliance with the terms of such leases, rights-of-way or other real property interests, provided payment of the debt secured is not delinquent or, if delinquent, is being contested in good faith in the ordinary course of business; (v) all prior reservations of minerals in and under or that may be produced from any of the lands constituting part of the Assets; (vi) all Liens (other than Liens for borrowed money), charges, leases, easements, restrictive covenants, encumbrances, contracts, agreements, instruments, obligations, discrepancies, conflicts, shortages in area or boundary lines, encroachments or protrusions, or overlapping of improvements, defects, irregularities and other matters affecting or encumbering title to the Assets which individually or in the aggregate are not such as to materially interfere with or prevent any material operations conducted as a part of the Business; (vii) any defect that has been cured by the applicable statutes of limitations or statutes for prescription; (viii) any defect affecting (or the termination or expiration of) any easement, right-of-way, leasehold interest, license or other real property interest which has been replaced by a substantially comparable easement, right-of-way, leasehold interest, license or other real property interest constituting part of the Assets covering substantially the same rights to use the land or the portion thereof used by Seller, any of the Companies or any of the Operating Subsidiaries in connection with the Business conducted on the Assets; (ix) rights reserved to or vested in any Governmental Authority to control or regulate any of the properties used in the Business or the Business and all laws of such authorities, including any building or zoning ordinances and all Environmental Laws which individually or in the aggregate are not such as to materially interfere with or prevent any material operations presently conducted as a part of the Business; (x) any agreement, contract, lease, easement, instrument, Lien, encumbrance, permit, amendment, extension or other matter entered into by a party to this Agreement in accordance with the terms of this Agreement or in compliance with the approvals or directives of the other party made pursuant to this Agreement which individually or in the aggregate are not such as to materially interfere with or prevent any material operations presently conducted as a part of the Business; (xi) all agreements and obligations relating to non-material imbalances with respect to shipment, transportation, storage, refining or processing of any crude oil, blendstocks, feedstocks and other raw materials, intermediate stocks or products; (xii) to the extent such items were shown on the title insurance policies issued in connection with the acquisition and financing effected pursuant to the Asset Purchase Agreement and similar items in type and magnitude which would appear on an updated title insurance policy, which similar items, individually or in the aggregate, are not such as to materially interfere with or prevent any material operations presently conducted as part of the Business, any Lien, charge, encumbrance, contract, agreement, instrument, obligation, defect, irregularity or other matter (A) that is shown on the Survey or (B) that is referenced or reflected in the Title Commitment, to the extent such matter is located on the Survey or can be reasonably evaluated without review of a survey which locates such matter on the ground which individually or in the aggregate are not such as to materially interfere with or prevent any material operations presently conducted as a part of the Business; (xiii) any and all matters and encumbrances (including, without limitation, fee mortgages or ground leases) affecting Seller’s leased real property, not created or granted by Seller; and (xiv) any of the following: (A) defects in the early chain of the title consisting of the mere failure to recite marital status in a document or omissions of successions of heirship proceedings, unless Buyer provides reasonable evidence that such failure or omission results in another Person’s superior claim of title to the Asset or relevant portion thereof affected thereby; and (B) defects arising out of lack of corporate authorization, unless Buyer provides reasonable evidence that such corporate action was not authorized and results in another Person’s superior claim of title to the Asset or relevant portion thereof affected thereby.
     “Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities.
     “Pipeline Inc.” is defined in Recital A.
     “Plains Agreement” means the Pipeline Construction, Operation and Transportation Commitment Agreement, dated February 11, 2004, between Coffeyville Resources Refining & Marketing, LLC and Plains Pipeline, L.P., as amended from time to time.
     “Post-Closing Adjustment Amount” means the positive or negative amount equal to (i) (w) the Final Working Capital Amount minus (x) the Final Capex Amount (if the Final Capex Amount is a positive number) minus (y) the Final Indebtedness Amount plus (z) the absolute value of the Final Capex Amount (if the Final Capex Amount is a negative number) minus (ii) (w) the Estimated Working Capital Amount minus (x) the Capex Amount set forth in the Closing Statement (if the Final Capex Amount is a positive number) minus (y) the Indebtedness Amount set forth in the Closing Statement plus (z) the absolute value of the Capex Amount set forth in the Closing Statement (if the Final Capex Amount is a negative number) .
     “Post-Closing Buyer Calculated Working Capital Amount” is defined in Section 3.2(b)(i).
     “Post-Closing Statement” is defined in Section 3.2(b)(i).
     “Preliminary Purchase Price” is defined in Section 3.1(a).
     “Present Value Benefits” is defined in Section 3.2(c).
     “Present Value Detriments” is defined in Section 3.2(c).
     “Purchase Price” is defined in Section 3.1(a).
     “R&M Inc.” is defined in Recital A.
     “Real Estate” means (i) the real property and interests in real property owned or leased by the Companies or the Operating Subsidiaries which are specifically identified and legally described in Schedule 1(r), including all buildings, fixtures, structures and other improvements of any kind or nature situated thereon, together with (ii) any easements, appurtenances, licenses, servitudes, tenancies, options, rights-of-way (including without limitation, rights to adjacent streets and alleys), licenses, Permits and other real property rights, privileges and interests, which real property is owned by or leased to any of the Companies or the Operating Subsidiaries and used by the Companies or the Operating Subsidiaries in the operation of the Business or as to which one or more of the Companies or the Operating Subsidiaries has an easement or other property interest.
     “Records” means the Companies’ and the Operating Subsidiaries’ books and records, in any form or media, operational, maintenance, construction, environmental and technical records relating to the Business, including without limitation financial statements, Tax Returns and related work papers and letters from accountants, if any, deeds, title policies, licenses and permits, customer lists, engineering designs, blueprints, as-built plans, specifications, procedures, reports and equipment repair, safety, maintenance or service records.
     “Refinery” means the petroleum refinery located in Coffeyville, Kansas.
     “Registration Statement” is defined in Section 7.9.
     “Remediation” means any action taken to investigate, cleanup, remove, abate, mitigate, monitor or otherwise respond to releases of Hazardous Substances into the environment.
     “Representatives” means, with respect to any Person, such Person’s directors, officers, employees, agents and other representatives, including legal counsel, accountants and consultants.
     “Required Consents” is defined in Section 7.3.
     “Secured Lender” means the lender parties to that certain Credit Agreement, dated as of May 10, 2004, as amended, among Coffeyville Resources, LLC, Coffeyville Resources Nitrogen Fertilizers, LLC, Coffeyville Resources Refining & Marketing, LLC, Coffeyville Resources Crude Transportation, LLC, and Coffeyville Resources Terminal, LLC, Credit Suisse First Boston, acting through its Cayman Islands Branch, sole lead arranger, syndication agent, documentation agent, term agent and a lender, Congress Financial Corporation (Southwest), as administrative agent and the lenders party thereto (the “Credit Agreement”).
     “Securities Act” means the Securities Act of 1933, as amended.
     “Seller” is defined in the introductory paragraph.
     “Seller-Company Agreements” is defined in Section 7.13.
     “Seller Indemnitees” is defined in Section 11.1(b).
     “Shares” is defined in Recital A.

     “Sites” means the lands on which the Facilities, the Gathering System and the Terminal are located, as more particularly described on Exhibit A attached hereto.
     “Subsidiary” means, with respect to any Person: (a) any corporation of which more than 50% of the total voting power of all classes of the Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors is owned by such Person directly or through one or more other Subsidiaries of such Person and (b) any Person other than a corporation of which at least a majority of the Equity Interest (however designated) entitled (without regard to the occurrence of any contingency) to vote in the election of the governing body, partners, managers or others that will control the management of such entity is owned by such Person directly or through one or more other Subsidiaries of such Person.
     “Supplemental Financial Statements” is defined in Section 7.8.
     “Surveys” is defined in Section 10.
     “Tax” and “Taxes” mean any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Sec. 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, unclaimed or abandoned property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including (i) any interest, penalty, or addition thereto, whether disputed or not and (ii) any obligation to indemnify for or otherwise assume or succeed to the Tax liability of another Person whether by contract or by operation of law.
     “Tax Return” shall mean any return, report, statement, form or other documentation (including any additional or supporting material and any amendments or supplements) filed or maintained, or required to be filed or maintained, with respect to or in connection with the calculation, determination, assessment or collection of any Taxes.
     “Terminal” means the terminal facilities and refinery located in Phillipsburg, Kansas.
     “Terminal Inc.” is defined in Recital A.
     “Third Party Claim” is defined in Section 11.3(a).
     “Title Commitment” is defined in Section 10.
     “Title Company” is defined in Section 10.
     “Title Policy” is defined in Section 10.
     “Transaction Expenses Amount” means the aggregate unpaid amount as of the Closing Date of fees, costs and expenses incurred by the Companies or any of the Operating Subsidiaries directly or on behalf of the Seller in connection with the transactions contemplated hereby (whether incurred prior to or after the date hereof and whether incurred in connection with this Agreement or otherwise), including, without limitation, all amounts payable to attorneys, accountants, investment advisers and brokers in connection with the transactions contemplated hereby.
     “Working Capital” means, with respect to a specified date, the amount yielded by the calculation set forth on Schedule 3.2(a).
SECTION 2. PURCHASE OF SHARES.
     2.1 Purchase and Sale. Subject to the terms and conditions hereof, and subject to the representations and warranties made herein, on the Closing Date, (i) Seller will sell, assign, transfer and convey to the Companies a number of Shares of each of the Companies as may be designated by Buyer immediately prior to the Closing and to the Buyer the remaining Shares of the Companies and (ii) Buyer will purchase all of Seller’s right, title and interest in and to the Shares not purchased by the Companies, and the Companies will purchase all of Seller’s right, title and interest in and to the Shares as designated by Buyer pursuant to the immediately preceding clause (i) for the aggregate consideration specified in Section 3.1.
SECTION 3. PURCHASE PRICE.
     3.1 The Purchase Price.
          (a) Purchase Price. The aggregate purchase price for the Shares shall be equal to (i) $565,000,000 (Five Hundred Sixty Five million dollars), minus (ii) (A) the Indebtedness Amount, (B) the Transaction Expenses Amount and (C) the Capex Amount (if the Capex Amount is a positive number), plus (iii) the absolute value of the Capex Amount (if the Capex Amount is a negative number) plus (iv) the Estimated Working Capital Amount (the “Preliminary Purchase Price”). The Preliminary Purchase Price shall be reduced pursuant to footnote * on Schedule 3.1(a) and shall be subject to adjustment as provided in Section 3.2 below (as so adjusted, the “Purchase Price”).
          (b) Payments.
               (i) At the Closing, Buyer shall, and shall cause the Companies to, make a cash payment to the Seller in the amount equal to the Closing Date Amount. The Closing Date Amount shall be paid by wire transfer of immediately available funds to such account as Seller shall designate not later than three (3) Business Days prior to the Closing. Buyer agrees to pay the Escrow Amount to the Escrow Agent at the Closing in cash payable by wire transfer or delivery of other immediately available funds for deposit into the escrow account.
               (ii) Promptly following final determination of the Final Working Capital Amount, the Final Capex Amount and the Final Indebtedness Amount, but in no event later than the Adjustment Payment Date (i) if the Post-Closing Adjustment Amount is greater than zero, then Buyer will pay to Seller an amount equal to the Post-Closing Adjustment Amount and (ii) if the Post-Closing Adjustment Amount is less than zero, then Seller will pay to Buyer an amount equal to the absolute value of the Post-Closing Adjustment Amount. The Post-Closing Adjustment Amount shall be paid by wire transfer of immediately available funds to such account as the recipient shall designate not later than five (5) Business Days prior to the Adjustment Payment Date. Any amounts paid under this Section 3.1(b)(ii) shall be paid together with interest thereon at the Applicable Rate calculated from the Closing Date through the date on which such payment is made.
          (c) Allocation of Purchase Price.
               (i) Not later than thirty (30) days after the date hereof, Buyer shall deliver to Seller a statement (the “Allocation Statement”) allocating the Purchase Price among the Shares. Seller shall have five (5) Business Days immediately following delivery of the Allocation Statement during which to notify Buyer in writing (the “Allocation Objection”) that it believes that the allocation set forth in the Allocation Statement does not reasonably reflect the relative fair market values of the Shares. If Seller fails to deliver an Allocation Objection within the time period specified in the immediately preceding sentence, the allocation set forth in the Allocation Statement shall be conclusive and binding on Buyer and Seller. If Seller timely submits an Allocation Objection, then Seller and Buyer shall endeavor in good faith to agree on the calculation of the Allocation Statement within five (5) Business Days after the date Buyer receives such Allocation Objection. If Seller and Buyer fail to agree on the calculation of the Allocation Statement within five (5) Business Days after the date Buyer receives such Allocation Objection, the calculation of the Allocation Statement will be resolved in the manner described in Section 3.1(c)(ii) below. Any such allocation determined in accordance with this Section 3.1(c)(i) or Section 3.1(c)(ii) is referred to herein as the “Allocation”.
               (ii) If Buyer and Seller have not agreed on the Allocation Statement within five (5) Business Days after the date Buyer receives such Allocation Objection, then Buyer and Seller shall refer any remaining disputes relating thereto for resolution to Ernst & Young LLP, or such other nationally recognized accounting firm that is mutually acceptable to Buyer and Seller (the “Accounting Expert”). Within five (5) Business Days of the selection of the Accounting Expert, Buyer and Seller shall each deliver to the Accounting Expert a notice setting forth in reasonable detail their calculation of the Allocation Statement (the “Allocation Notices”). Buyer and Seller shall instruct the Accounting Expert to render its determination within ten (10) Business Days after receiving the Allocation Notices. The amount determined by the Accounting Expert shall be the Allocation.
               (iii) The fees and expenses of the Accounting Expert incurred by it in connection with the activities contemplated by Section 3.1(c)(ii) shall be borne equally by Buyer and Seller. Each party will bear the costs of its own counsel, witnesses (if any) and employees in connection with such dispute.
               (iv) Buyer and Seller shall allocate any adjustment to the Purchase Price in the same manner as the Allocation was prepared. Neither Seller, Buyer nor any of their respective Affiliates shall file any Tax Return or other document or otherwise take, or agree to take, any position on any Tax Return which is inconsistent with the Allocation unless otherwise required by law.
          (d) Payoff at Closing for Certain Indebtedness. At or prior to the Closing, Seller will cause the Companies and the Operating Subsidiaries to terminate all obligations under, or associated with, any hedging or swap agreements.

     3.2 Working Capital and Other Amounts.
          (a) Estimated Working Capital Amount and other Amounts. Five (5) Business Days prior to the expected Closing Date, Seller will deliver to Buyer a written statement (the “Closing Statement”) setting forth Seller’s good faith estimate (including the calculation thereof and supporting documentation (including a customary payoff letter with respect to the Credit Agreement reasonably satisfactory to Buyer), each in reasonable detail) of (i) the Working Capital as of the close of business on the Business Day prior to Closing Date (the “Estimated Working Capital Amount ”), (ii) the Indebtedness Amount, (iii) the Transaction Expenses Amount and (iv) the Capex Amount, which statement (including the estimates contained therein) shall be certified by an authorized officer of, or on behalf of, Seller and be reasonably satisfactory to Buyer. The Estimated Working Capital Amount shall be calculated by Seller in accordance with Schedule 3.2(a).
          (b) Post-Closing Adjustment.
               (i) As promptly as practicable after the Closing Date, but not later than thirty (30) calendar days thereafter, Buyer will deliver to Seller a statement (the “Post-Closing Statement”) setting forth in reasonable detail Buyer’s calculation of (i) the Working Capital as of the close of business on the Business Day prior to Closing Date based on actual results (the “Post-Closing Buyer Calculated Working Capital Amount”), (ii) the Indebtedness Amount and (iii) the Capex Amount.
               (ii) Seller shall have twenty (20) Business Days immediately following delivery of the Post-Closing Statement during which to notify Buyer in writing (the “Notice of Objection”) of any good faith objections to the calculation of the Post Closing Buyer Calculated Working Capital Amount, Buyer’s calculation of the Indebtedness Amount, Buyer’s calculation of the Capex Amount or the Post-Closing Statement, as it affects such calculations, setting forth a reasonably specific and detailed description of its objections and the dollar amount of each objection. In reviewing the Post-Closing Statement, Seller shall be entitled to reasonable access at reasonable times and upon reasonable notice to the work papers, schedules, memoranda and other documents Buyer prepared or reviewed in determining the Post-Closing Buyer Calculated Working Capital Amount, Buyer’s calculation of the Indebtedness Amount and Buyer’s calculation of the Capex Amount and thereafter will have reasonable access to all relevant books and records of the Companies and the Operating Subsidiaries, all to the extent Seller reasonably requires to complete its review of Buyer’s calculation of the Post-Closing Buyer Calculated Working Capital Amount and such other amounts. If Seller fails to deliver a Notice of Objection in accordance with this Section 3.3(b)(ii), the Post-Closing Statement (together with Buyer’s calculation of the Post-Closing Buyer Calculated Working Capital Amount, the Indebtedness Amount and the Capex Amount reflected thereon), shall be conclusive and binding on Buyer and Seller. If Seller submits a Notice of Objection in accordance with this Section 3.3(b)(ii), then (A) for twenty (20) Business Days after the date Buyer receives such Notice of Objection, Seller and Buyer will endeavor in good faith to agree on the calculation of the Post-Closing Buyer Calculated Working Capital Amount, Buyer’s calculation of the Indebtedness Amount, and Buyer’s calculation of the Capex Amount as applicable and (B) lacking such agreement, the matter will be resolved under Section 3.2(b)(iii). Any such amount determined in accordance with this Section 3.2(b)(ii) or Section 3.2(b)(iii)(B) is the “Final Working Capital Amount”, the “Final Indebtedness Amount” or the “Final Capex Amount”, as applicable.
               (iii) Resolution of Disputes.
                    (A) If Buyer and Seller have not agreed on the calculation of the Post-Closing Buyer Calculated Working Capital Amount, Buyer’s calculation of the Indebtedness Amount, or Buyer’s calculation of the Capex Amount within the twenty (20) Business Days after delivery of the Notice of Objection, then either Seller or Buyer may deliver notice to the other party of its intent to refer any remaining disputes for resolution to the Accounting Expert.
                    (B) Within five (5) Business Days of the selection of the Accounting Expert, Buyer and Seller will each deliver to the other and to the Accounting Expert a notice setting forth in reasonable detail their calculation and the amount of the Working Capital, Indebtedness Amount, and Capex Amount to the extent any such amounts are in dispute (the “Decision Notices”). The Accounting Expert shall investigate only those items which are in dispute and shall not assign a value to any item that is (A) greater than the greatest value for such item claimed by either of Buyer or Seller or (B) lower than the lowest value for such item claimed by either of Buyer or Seller. The Accounting Expert’s determination shall be based only upon the Decision Notices and other written submissions of Buyer and Seller requested by the Accounting Expert, and not upon an independent review by the Accounting Expert. Buyer and Seller shall instruct the Accounting Expert to render its determination within twenty (20) Business Days after receiving the Decision Notices. The amount determined by the Accounting Expert shall be the Final Working Capital Amount, the Final Indebtedness Amount and the Final Capex Amount, as applicable.
                    (C) The fees and expenses of the Accounting Expert shall be paid pro rata by Buyer and Seller in the inverse proportion to the aggregate amount in dispute and the Accounting Expert’s decision with respect to the amounts in dispute. Each party will bear the costs of its own counsel, witnesses (if any) and employees.
          (c) Calculation Methodology. Notwithstanding anything in this Section 3 to the contrary, except as otherwise provided in Schedule 3.2(a), (i) Working Capital, the Indebtedness Amount and the Capex Amount shall each be calculated as of the close of business on the Business Day prior to the Closing Date without giving effect to the consummation of the transactions contemplated by this Agreement to take place at the Closing, (ii) in determining the Estimated Working Capital Amount, Working Capital, the Indebtedness Amount and the Capex Amount and in preparing the Closing Statement, the Estimated Working Capital Amount, Working Capital, the Indebtedness Amount and the Capex Amount shall be derived from a balance sheet of the Companies and Operating Subsidiaries on a consolidated basis prepared as if the Business Day prior to the Closing Date was the normal year end for the Companies and the Operating Subsidiaries, in accordance with GAAP, on a basis consistent with the balance sheet of the Companies and the Operating Subsidiaries as of December 31, 2004, (iii) no amount included in the calculation of the Indebtedness Amount, the Transaction Expenses Amount or accrued but unpaid Capital Expenditures shall be included in the calculation of the Estimated Working Capital Amount, and (iv) no amount included in the calculation of the Final Indebtedness

Amount, the Final Transaction Expenses Amount or accrued but unpaid Capital Expenditures shall be included in the calculation of the Final Working Capital Amount. If prior to the determination of the Final Working Capital Amount Buyer determines in its reasonable judgment the present value of the additional income Tax detriments (the “Present Value Detriments”) and the income Tax benefits (the “Present Value Benefits”) that will be realized by the Companies attributable to the Leiber Transactions, the provision for income Taxes included in the Final Working Capital Amount in respect of the Leiber Transactions shall be equal to the excess, if any, of the Present Value Detriments over the Present Value Benefits. For purposes of determining the Present Value Detriments and the Present Value Benefits, such determinations shall be made on the basis that (i) CL JV holdings and Coffeyville Resources, LLC have valid elections under Section 754 of the Code, (ii) the applicable discount rate shall be 10% and (iii) the effective tax rate is 40.5%.
SECTION 4. CLOSING.
     4.1 Closing Date. The Closing shall take place on the second Business Day following the satisfaction or waiver of the conditions specified in Section 8 and Section 9 hereof (other than those conditions that by their nature are to be satisfied at the Closing, and subject to the satisfaction or waiver of such conditions), but in any event not later than July 15, 2005 (the “Outside Date”), or such other date as the parties may mutually agree upon in writing, at the office of Akin Gump Strauss Hauer & Feld LLP, 590 Madison Avenue, New York, NY 10022, or at such other location as shall be mutually agreed; provided that Buyer shall have the right to extend the date of the Closing to any date occurring on or prior to the Outside Date by providing written notice to the Seller (the date on which the Closing occurs being the “Closing Date”).
     4.2 Transfer of Shares; Closing Deliveries. At the Closing on the Closing Date, the Parties shall take the following actions and deliver the following items:
          (a) Seller’s Deliveries to Buyer. Seller will deliver to Buyer:
               (i) Certificates representing the Shares being purchased by the Buyer pursuant hereto, each such certificate to be duly and validly endorsed in favor of Buyer or accompanied by a separate stock power duly and validly executed by Seller and otherwise sufficient to vest in Buyer good and marketable title to such Shares;
               (ii) An Officers’ Certificate, in the form mutually agreed by Buyer and Seller, duly executed on Seller’s behalf, as to whether each condition specified in Section 8 has been satisfied in all respects;
               (iii) A Secretary’s Certificate, in the form mutually agreed by Buyer and Seller, duly executed on Seller’s behalf;
               (iv) The resignation, effective as of the Closing, of each director and officer of the Companies and the Operating Subsidiaries, to the extent requested by Buyer, and documentation in form and substance reasonably satisfactory to Buyer evidencing any such resignations;

               (v) A statement from the Seller in the form specified by Treasury Regulations Section 1.1445-2(b) certifying that the Seller is not a foreign Person; provided, that if Seller fails to deliver such form, Buyer shall withhold from any payments pursuant to Section 3.1(b) any amounts required to be withheld under Code Section 1445; and
               (vi) A counterpart of the Escrow Agreement duly executed by Seller.
          (b) Buyer’s Deliveries to Seller. Buyer will deliver to Seller:
               (i) The Closing Date Amount less any amounts paid to Seller by the Companies pursuant to Section 3.1(b)(i), in cash, via wire transfer;
               (ii) An Officers’ Certificate, in the form mutually agreed by Buyer and Seller, duly executed on Buyer’s behalf, as to whether each condition specified in Section 9 has been satisfied in all respects;
               (iii) A Secretary’s Certificate, in the form mutually agreed by Buyer and Seller, duly executed on Buyer’s behalf; and
               (iv) A counterpart of the Escrow Agreement duly executed by Buyer.
          (c) Buyer’s Delivery to Escrow Agent. Buyer will deliver the Escrow Amount to the Escrow Agent.
          (d) Companies’ Delivery to Seller. Seller shall cause the Companies to deliver to Seller the amount contemplated to be paid by the Companies pursuant to Section 3.1(b)(i) in cash, via wire transfer.
          (e) Seller’s Delivery to the Companies. Seller will deliver to each of the Companies certificates representing the Shares being purchased by each such Company pursuant hereto, each such certificate to be duly and validly endorsed in favor of each such Company, respectively, or accompanied by a separate stock power duly and validly executed by Seller and otherwise sufficient to vest in each such Company, respectively, good and marketable title to such Shares.
SECTION 5. SELLER’S REPRESENTATIONS AND WARRANTIES.
     Except as set forth in the Disclosure Schedule delivered by Seller (it being agreed that any matter disclosed in a particular Section of the Disclosure Schedule delivered by Seller shall be deemed to have been disclosed with respect to any other Sections of this Agreement to the extent that the relevance of such matter to such other Section is readily apparent from the information disclosed), Seller represents and warrants to Buyer that the statements contained in this Section 5 are true, correct and complete as of the date of this Agreement, except to the extent that such statements are expressly made only as of a specified date, in which case Seller represents and warrants that such statements are correct and complete as of such specified date.
     5.1 Authorization. The execution, delivery and performance by Seller of this Agreement and each of the Ancillary Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary actions of Seller, and each of this Agreement and the Ancillary Documents to which Seller is a party is, and any documents or instruments to be executed and delivered by Seller pursuant hereto will be, a legal, valid and binding obligation of Seller enforceable in accordance with their terms, except as enforceability may be limited by applicable bankruptcy, insolvency, moratorium, or similar laws from time to time in effect which affect creditors’ rights generally and by legal and equitable limitations on the availability of equitable remedies.
     5.2 Organization. Each of Seller and the Operating Subsidiaries is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of the Companies is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of the Companies and the Operating Subsidiaries is duly qualified or authorized to do business as a foreign corporation and is in good standing under the laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing could not reasonably be expected to have a Material Adverse Effect. Seller has all requisite power and authority to enter into this Agreement and each of the Ancillary Documents to which it is a party and to sell, assign, transfer and convey the Shares to Buyer under this Agreement.
     5.3 Capitalization; Equity Interests.
          (a) Pipeline Inc.’s authorized capital stock consists of one thousand (1,000) shares, of which one hundred (100) shares are issued and outstanding. R&M Inc.’s authorized capital stock will consist of one thousand (1,000) shares, of which one hundred (100) shares will be issued and outstanding at Closing. NF Inc.’s authorized capital stock will consist of one thousand (1,000) shares, of which one hundred (100) shares will be issued and outstanding at Closing. CT Inc.’s authorized capital stock consists of one thousand (1,000) shares, of which one hundred (100) shares are issued and outstanding. Terminal Inc.’s authorized capital stock consists of one thousand (1,000) shares, of which one hundred (100) shares are issued and outstanding. All of the Shares: (a) have been or, at the Closing, will be duly authorized and validly issued, fully paid, and nonassessable, (b) were or, at the Closing, will be issued in compliance with all applicable state and federal securities laws, (c) were not or, at the Closing, will not have been issued in breach of any Equity Commitments, and (d) are or, at the Closing, will be held of record and owned beneficially by Seller. Disclosure Schedule, Section 5.3(i) lists (x) all Equity Commitments with respect to any capital stock of the Companies, (y) the exercise price of such Equity Commitments, and (z) the termination date of such Equity Commitments. No additional Equity Commitments will arise in connection with the transactions contemplated hereby. There are no Contracts with respect to the voting or transfer of the Shares. The Companies are not obligated to redeem or otherwise acquire any of their outstanding capital stock.
          (b) Coffeyville Resources, LLC has issued and outstanding one hundred (100) Class A membership units, all of which are held by Pipeline Inc., one hundred (100) Class B membership units, all of which will be held by R&M Inc. at Closing, one hundred (100) Class C membership units, all of which will be held by NF Inc. at Closing, one hundred (100) Class D membership units, all of which are held by CT Inc., and one hundred (100) Class E membership units, all of which are held by Terminal Inc. Coffeyville Pipeline, LLC has issued and outstanding one hundred (100) membership units all of which are held by Coffeyville Resources, LLC. Coffeyville Refining & Marketing, LLC has issued and outstanding one hundred (100) membership units all of which are held by Coffeyville Resources, LLC. Coffeyville Nitrogen Fertilizers, LLC has issued and outstanding one hundred (100) membership units all of which are held by Coffeyville Resources, LLC. Coffeyville Crude Transportation, LLC has issued and outstanding one hundred (100) membership units all of which are held by Coffeyville Resources, LLC. Coffeyville Terminal, LLC has issued and outstanding one hundred (100) membership units all of which are held by Coffeyville Resources, LLC.
          (c) Except for the Operating Subsidiaries and as set forth on Disclosure Schedule, Section 5.3(ii), at Closing, none of the Companies directly or indirectly will own any capital stock of, or other equity interests in, any other Person, nor will any of the Companies be a partner or member of any partnership, limited liability company or joint venture. There are no Equity Commitments with respect to any of the Operating Subsidiaries.
          (d) As of the date hereof: (A) (i) R&M Inc. holds 55.5% of the outstanding membership interests in CL JV Holdings, (ii) NF Inc. holds 25% of the outstanding membership interests in CL JV Holdings, and (iii) The Leiber Group, Inc. holds 19.5% of the outstanding membership interests in CL JV Holdings; and (B) (i) CL JV Holdings holds 100% of the outstanding membership interests in Leiber Holdings, LLC and (ii) CL JV Holdings holds 68.73% of the outstanding membership interests in Coffeyville Resources, LLC.
     5.4 Certain Financial Information; No Undisclosed Liabilities; Off-Balance Sheet Transactions.
          (a) Seller has made available to Buyer true and complete (i) audited financial statements for the years ended December 31, 2002 and 2003, for the 62 days ended March 2, 2004 and for the 304 days ended December 31, 2004, and (ii) unaudited financial statements for the three (3) months ended March 31, 2005, with respect to the Companies and the Operating Subsidiaries on a consolidated basis (the financial statements in (i) and (ii), collectively, the “Financial Statements”). Except as set forth in Disclosure Schedule, Section 5.4(a), the Financial Statements have been prepared from, and are in accordance with, the books and records of the Companies and the Operating Subsidiaries and their respective predecessors, and have been prepared in accordance with GAAP (except for any inconsistencies specifically disclosed in the Financial Statements), and fairly present in all material respects the financial position and results of operations and cash flows of the Companies and the Operating Subsidiaries, on a consolidated basis, at the dates and for the periods covered thereby. The Supplemental Financial Statements, when delivered pursuant to Section 7.8, will have been prepared from, and will be in accordance with, the books and records of the Companies, and will have been prepared in accordance with GAAP (except (a) for any inconsistencies specifically disclosed in the Supplemental Financial Statements, and (b) that such Supplemental Financial Statements may not include footnotes and shall be subject to nonmaterial year-end adjustments), and will fairly present in all material respects the financial position and results of operations and cash flows of the Operating Subsidiaries, on a consolidated basis, at the dates and for the periods covered thereby.

          (b) Except as set forth in Disclosure Schedule, Section 5.4(b), each of the Companies and the Operating Subsidiaries has designed and maintains a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Securities Exchange Act of 1934, as amended) sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.
          (c) Except as and to the extent set forth in the Financial Statements and except for future obligations arising under Contracts, neither the Companies nor any of the Operating Subsidiaries has any Liabilities except for liabilities incurred in connection with the transactions contemplated hereby and Liabilities that were incurred in the ordinary course of business consistent with past practice since December 31, 2004 and that, individually or in the aggregate, have not had or could not reasonably be expected to have a Material Adverse Effect.
          (d) Except for transactions, arrangements and other relationships otherwise specifically identified on the Financial Statements, none of the Companies or any of the Operating Subsidiaries has or is subject to any “Off-Balance Sheet Arrangement” (as defined in Item 303(a)(4)(ii) of Regulation S-K promulgated under the Securities Act). Since December 31, 2004, none of the Companies or any of the Operating Subsidiaries has entered into or become subject to any such Off-Balance Sheet Arrangement.
     5.5 Shares; Seller Information. Seller holds of record and owns beneficially all of the Shares, free and clear of any Liens, other than the security interests held by the Secured Lender, which shall be released at Closing. Upon delivery to Buyer and any other purchaser of the Shares pursuant to Section 2.1 at Closing of certificates representing, in the aggregate, the Shares, and upon Seller’s receipt of a payment equal to the Closing Date Amount and payment of the amount described in Section 3.1(b)(i), good and valid title to the Shares will pass to Buyer and such purchasers, free and clear of any Liens or claims of any kind, other than those arising from acts of Buyer or its Affiliates. At Closing, the Companies will hold of record and beneficially all of the Equity Interests in the Operating Subsidiaries, free and clear of any Liens (other than with respect to the security interests held by the Secured Lender, which shall be released at Closing). Seller is not a party to any Contract that could require Seller to sell, transfer, or otherwise dispose of any capital stock of the Companies or the Operating Subsidiaries (other than this Agreement and other than with respect to the security interests held by the Secured Lender, which shall be released at Closing). Seller is not a party to any other Contract with respect to any capital stock of the Companies or the Operating Subsidiaries (other than with respect to the security interests held by the Secured Lender, which shall be released at Closing).
     5.6 Title to Real Estate.
          (a) Except as set forth in Disclosure Schedule, Section 5.6, and except for such failures that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, Seller has Defensible Title in and to the Real Estate.
          (b) Except as set forth in Disclosure Schedule, Section 5.6 and excluding any representation or warranty relating to Environmental Laws or Environmental Permits, Seller is

not aware of and has not received any written notice to the effect that (i) any betterment assessments have been levied against, or condemnation or re-zoning proceedings are pending or threatened with respect to the Sites, or (ii) any zoning, building or similar law or regulation is or will be violated by the continued maintenance, operation or use of any buildings or other improvements on the Sites as used and operated on the date of this Agreement. There are no outstanding abatement proceedings or appeals with respect to the assessment of the Sites or the Facility for the purpose of real property Taxes, and, except as referenced in the Disclosure Schedule, there is no written agreement with any Governmental Authority with respect to such assessments or Tax rates on the Sites or the Facility. The Companies and the Operating Subsidiaries have complied with all reporting and disclosure obligations necessary to maintain Tax abatements currently applicable to any of their real properties.
          (c) Disclosure Schedule, Section 5.6 sets forth a true and complete list of material leases related to the Sites or the Facility where Seller is the lessee or lessor, copies of which have been made available to Buyer.
          (d) All pipelines, pipeline easements, utility lines, utility easements and other easements, leaseholds, servitudes and rights-of-way burdening or benefiting the Sites will not at Closing materially interfere with or prevent any operations conducted on the Sites by the Companies or the Operating Subsidiaries in the manner operated on the date of this Agreement, except for any Permitted Encumbrances. Except as set forth in Disclosure Schedule, Section 5.6 and for Permitted Encumbrances, with respect to any pipeline, utility, access or other easements, servitudes, licenses, Permits or leaseholds located on or directly serving the Sites or the Facility and owned or used by the Companies and the Operating Subsidiaries in connection with its operations at the Sites, to Seller’s knowledge such agreements are in full force and effect and no defaults exist thereunder and no events or conditions exist which, with or without notice or lapse of time or both, would constitute a default thereunder or result in a termination, except for such failures, defaults, terminations and other matters that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
     5.7 Tangible Property. Disclosure Schedule, Section 5.7 sets forth a true and complete list of all material tangible personal property (specifically or by categories), other than the Inventory, wherever located as of the date of this Agreement. The tangible personal property is sufficient, in all material respects, for each of the Companies and each of the Operating Subsidiaries to carry on its business as it is currently conducted.
     5.8 Litigation. Disclosure Schedule, Sections 5.8 and 5.11 set forth each instance in which any of the Companies or the Operating Subsidiaries is a party or any of their respective Assets or businesses is bound or, to Seller’s knowledge, is threatened to be made a party to, any Action which could reasonably be expected to cause a Material Adverse Effect or result in monetary damages in excess of $250,000.00 individually or $1,000,000.00 in the aggregate or equitable relief, or in any manner seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement or any of the Ancillary Documents. Except as set forth on Disclosure Schedule, Sections 5.8 and 5.11, there are no outstanding Orders to which any of the Companies or the Operating Subsidiaries is a party or by which any of the Companies or the Operating Subsidiaries or any of their respective Assets or businesses is bound by or with any Governmental Authority.

     5.9 Legal Compliance. Except as set forth in Disclosure Schedule, Sections 5.9 and 5.11, neither the Companies nor the Operating Subsidiaries are in material violation of any Legal Requirements (which term for this purpose shall not include Environmental Laws) applicable to the ownership or operation of the Business. Neither the Companies nor any of the Operating Subsidiaries has received any written communication from any Governmental Authority that alleges that any of the Companies or any of the Operating Subsidiaries is not in compliance with Legal Requirements (which term for this purpose shall not include Environmental Laws) applicable to it, except where the alleged failure to comply has been substantially resolved or is no longer alleged by such Governmental Authority.
     5.10 Consents and Approvals. No consent, approval, exemption, waiver, clearance, notification, authorization of, declaration, filing, or registration with, any Person or Governmental Authority is required to be made or obtained by any of the Companies or the Operating Subsidiaries in connection with the execution, delivery, and performance of this Agreement or the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, except for (a) the filing of a notification and report form under the HSR Act or any similar act or law, and the expiration or earlier termination of the applicable waiting period thereunder, (b) consents, approvals, authorizations, declarations, or rulings identified in Disclosure Schedule, Sections 5.10 and 5.12, and (c) consents, approvals, authorizations, declarations or rulings the failure of which to make or obtain, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect (the items contained in clauses (a) and (b) above, collectively, the “Listed Consents”). Except for the Listed Consents, the execution and delivery of this Agreement and all other agreements, instruments and documents contemplated hereby and the Ancillary Documents to which it is a party by Seller and the consummation of the transactions contemplated hereby and thereby will not conflict with or violate or constitute a breach or default under (i) the organizational documents of Seller or any of the Companies or Operating Subsidiaries, (ii) any provision of any mortgage, trust, indenture, Lien, lease, agreement, instrument to which Seller or any of the Companies or Operating Subsidiaries is bound, or (iii) any Order to which Seller or any of the Companies or Operating Subsidiaries is bound, except, in the case of clause (ii), as could not reasonably be expected to have a Material Adverse Effect.
     5.11 Environmental Laws.
          (a) Except as set forth in Disclosure Schedule, Section 5.11, with respect to the ownership and/or operation of the Business:
               (i) To Seller’s knowledge, the Companies and the Operating Subsidiaries are in material compliance with, and at all times have complied in all material respects with, applicable Environmental Laws (including obtaining, complying with and making all legally required filings for issuance or renewal of Environmental Permits).
               (ii) (a) There are no existing, or, to Seller’s knowledge, threatened Actions, notices of violation, notices of potential responsibility or information requests resulting from, related to or arising under any Environmental Law (including any Actions for personal injury, property damage or injunctive relief relating to exposure to Hazardous Substances, including asbestos) that could reasonably be expected to result in material Environmental

Liabilities or Costs of Compliance of the Companies and the Operating Subsidiaries taken as a whole; and (b) since March 3, 2004, there have been no Actions brought against or, to Seller’s knowledge, threatened against the Companies, the Operating Subsidiaries or any of their respective Assets or businesses relating to exposure to asbestos or the creation or furtherance of or failure to remediate or prevent any toxic torts.
               (iii) To Seller’s knowledge, there are no Environmental Conditions, events, circumstances or facts that are reasonably likely to give rise to any material Environmental Liability, Cost of Compliance, or other obligation under any Environmental Laws upon any of the Companies or the Operating Subsidiaries.
               (iv) To Seller’s knowledge, none of the Companies or the Operating Subsidiaries has disposed of, transported, or arranged for the transportation of, any Hazardous Substances to any place or location (a) listed on the National Priorities List or any comparable list of state sites, or (b) in a manner that has given or is reasonably likely to give rise to material Environmental Liabilities upon any of the Companies or the Operating Subsidiaries.
          (b) (i) Seller has delivered or made available to Buyer true and complete copies of any third-party consultant’s reports commissioned by Seller pertaining to material Environmental Conditions, Environmental Liabilities and/or Costs of Compliance at the Facilities or relating to the Companies or the Operating Subsidiaries and those environmental reports pertaining to material environmental issues submitted by the Companies or the Operating Subsidiaries to Governmental Authorities pertaining to Environmental Conditions, Environmental Liabilities and/or Costs of Compliance at the Facilities or relating to the Companies or the Operating Subsidiaries.
               (ii) In Seller’s reasonable judgment, Seller has disclosed to Buyer all material, relevant information pertaining to material Environmental Conditions, Environmental Liabilities and/or Costs of Compliance at the Facilities or relating to the Companies or the Operating Subsidiaries.
          (c) The representations and warranties contained in this Section 5.11 and Section 5.12 (including the matters set forth on Disclosure Schedule, Sections 5.11 and 5.12) are the only representations and warranties made by Seller in this Agreement with respect to Environmental Laws, Environmental Conditions, Environmental Liabilities and Environmental Permits.
     5.12 Permits. Disclosure Schedule, Section 5.12 sets forth a true and complete list of all of the Companies’ and the Operating Subsidiaries’ material Permits (other than New Permits) relating to the Business and the Real Estate. To Seller’s knowledge, complete and accurate copies of each of the Permits identified in Disclosure Schedule, Section 5.12, have been made available to Buyer prior to the Closing Date. The Companies have paid or will have paid all fees and charges due prior to the Closing Date in connection with the Permits, except as disclosed in Disclosure Schedule, Section 5.12. Except as set forth in Disclosure Schedule, Section 5.12, to Seller’s knowledge (i) the Companies and the Operating Subsidiaries are in compliance in all material respects with such Permits; (ii) no proceeding is pending or threatened to revoke any such Permit; and (iii) the Companies and the Operating Subsidiaries have not received notice from any applicable Governmental Authority that: (A) any such existing Permit will be revoked; and (B) any pending application for any new such Permit or renewal of any existing Permit will be denied.
     5.13 No Defaults. Except as set forth in Disclosure Schedule, Section 5.13, to Seller’s knowledge, neither the Companies nor the Operating Subsidiaries are in violation, breach of, or default under (and no event has occurred that with notice or the lapse of time would constitute a violation, breach of, or a default by the Companies or the Operating Subsidiaries under) any term, condition, or provision of (a) any Order, writ or injunction applicable to the Business, or (b) any Permit necessary for the conduct of the Business by the Companies and the Operating Subsidiaries in substantially the same manner as currently being conducted.
     5.14 Contracts.
          (a) Except as set forth in Disclosure Schedule, Section 5.14, the Assets do not include any Material Contracts. “Material Contracts” shall mean any of the following Contracts with respect to the Assets (excluding any Contracts to be executed and delivered pursuant to this Agreement):
               (i) any indenture, trust agreement, loan agreement, credit agreement, security agreement, mortgage, note or other Contract under which the Companies or the Operating Subsidiaries have outstanding indebtedness for borrowed money with respect to the Assets or the Business or with respect to which the Companies or the Operating Subsidiaries have guaranteed the obligations of any other Person for borrowed money with respect to the Assets or the Business;
               (ii) any Contract of surety, guarantee or indemnification by the Companies or the Operating Subsidiaries outside of the ordinary course of business of the Companies and the Operating Subsidiaries with respect to the Assets;
               (iii) any Contract containing a covenant not to compete with respect to the Assets or the Business;
               (iv) any Contract between a Company, an Operating Subsidiary and Seller or any Affiliate of Seller (other than the Companies and the Operating Subsidiaries) relating to the provision of goods or services to the Sites or the Facility by Seller or any Affiliate of Seller which will survive the Closing;
               (v) any Contract other than with respect to Inventory, that, to the knowledge of Seller, is reasonably expected either (1) to commit the Companies or the Operating Subsidiaries to aggregate expenditures of more than $250,000.00 in any calendar year with respect to the Assets or the Business or (2) to give rise to anticipated receipts of more than $250,000.00 in any calendar year with respect to the Assets or the Business;
               (vi) any Contract that, to the knowledge of Seller, is reasonably expected to commit the Companies or the Operating Subsidiaries to aggregate royalties of more than $150,000.00 in any calendar year with respect to the Assets or the Business;

               (vii) any management service, consulting or other similar type of Contract that, to the knowledge of Seller, is reasonably expected to commit the Companies or the Operating Subsidiaries to aggregate fees or other compensation of more than $150,000.00 in any calendar year with respect to the Assets or the Business;
               (viii) any Contract, other than those entered into in the ordinary course of business, involving the storage, throughput, processing or transportation of crude oil, feedstocks, petroleum or petroleum products with respect to or involving or affecting the Business;
               (ix) any Contract relating to product exchange transactions with respect to or including or affecting any of the Assets or the Business;
               (x) any Contract for the purchase or sale of Inventory, other than those entered into in the ordinary course of business;
               (xi) any Contract by which the Companies or the Operating Subsidiaries grant or receive rights to any material Company Intellectual Property;
               (xii) any collective bargaining or similar agreements with any union, works council or similar bodies;
               (xiii) any Contract relating to severance, bonus or similar arrangements with any employees that become operative in connection with or as a result of the consummation of the transactions contemplated by this Agreement or any of the Ancillary Documents;
               (xiv) any Contract purporting to bind or impose obligations on any direct or indirect owners of equity interests of any of the Companies;
               (xv) any Contract which contains hedging or swapping obligations; and
               (xvi) any Contract, material to the Business, assets, condition (financial or otherwise), financial position or results of operations of the Companies or the Operating Subsidiaries.
          (b) Seller has made available to Buyer true, correct and complete copies of all Material Contracts. Except (a) for any such breaches, defaults or events as to which requisite waivers or consents have been or, prior to or at the Closing, will be obtained (true and correct copies of which shall be provided by Seller to Buyer prior to or at the Closing) or which could not individually or in the aggregate reasonably be expected to have a Material Adverse Effect or (b) as disclosed in Disclosure Schedule, Section 5.14, none of the Companies or the Operating Subsidiaries or, to the knowledge of Seller, any party thereto is in breach of or default under any Material Contract.
     5.15 Taxes.
          (a) Each of the Companies and the Operating Subsidiaries has filed all Tax Returns that it was required to file and all such Tax Returns are true, complete and correct in all material respects. Each of the Companies and the Operating Subsidiaries has paid all material Taxes required to be paid. Taxes of the Companies and the Operating Subsidiaries that are not yet due are reserved on the books and records of the Companies at the close of each fiscal quarter. Each of the Companies and the Operating Subsidiaries has properly withheld all Taxes required to have been withheld in connection with amounts paid or owing to any shareholder, employee, creditor, independent contractor or other third party, and has paid such Taxes to the proper taxing authority when due. All elections made by the Companies and the Operating Subsidiaries in respect of Taxes were timely and properly executed and filed. There are no Liens for Taxes on the Assets of the Companies or the Operating Subsidiaries other than Liens that are Permitted Encumbrances.
          (b) Neither the Companies nor any of the Operating Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to Tax assessment or deficiency.
          (c) There is no audit, examination, deficiency or refund litigation pending with respect to any Taxes of the Companies or the Operating Subsidiaries and no taxing authority has given written notice of the intent to commence any such examination, audit or litigation. No taxing authority in a jurisdiction where any of the Companies or any Operating Subsidiary does not file Tax Returns has made a claim, assertion or threat that any of the Companies or any Operating Subsidiary is or may be subject to Tax in such jurisdiction.
          (d) Neither the Companies nor any of the Operating Subsidiaries is a party to any Tax allocation or sharing agreement.
          (e) The Operating Subsidiaries, other than Coffeyville Resources, LLC and CL JV Holdings are disregarded entities for federal income tax purposes. Each of Coffeyville Resources, LLC and CL JV Holdings are partnerships for federal income tax purposes.
          (f) None of the Companies nor any of the Operating Subsidiaries has (A) participated in a “reportable transaction” or “listed transaction” as defined in Treasury Regulation Section 1.6011-4(b) or any analogous or similar state, local or foreign law; (B) been a “distributing corporation” or “controlled corporation” in a transaction that qualifies under Section 355 of the Code; or (C) been a member of an affiliated, combined or consolidated group.
          (g) None of the Companies nor any of the Operating Subsidiaries will be required to recognize for tax purposes in a tax period ending after the Closing Date any income or gain as a result of (A) using the installment method of accounting, (B) making or being required to make any change in method of accounting or (C) any pre-paid income.
          (h) None of the Company nor any of the Operating Subsidiaries (A) is a party to any “closing agreements” described in Section 7121 of the Code (or any comparable provision of state, local or foreign law) or (B) has requested or received any tax ruling or is a party to any agreements with a taxing authority that would have continuing effect after the Closing Date except for the agreement relating to the property tax abatement referred to in Section 7.15.

          (i) To Seller’s knowledge, the Present Value Benefits arising from the Leiber Transactions are greater than the Present Value Detriments incurred by the Companies as a result of the Leiber Transactions.
     5.16 No Finder’s Fee. Except as set forth in Disclosure Schedule, Section 5.16, Seller has not employed or retained any broker, agent, finder or other party, or incurred any obligation for brokerage fees, finder’s fees or commissions with respect to the transactions contemplated by this Agreement, or otherwise dealt with anyone purporting to act in the capacity of a finder or broker with respect thereto whereby Buyer may be obligated to pay such a fee or commission.
     5.17 Intellectual Property.
          (a) The Company Intellectual Property identified in Disclosure Schedule, Section 5.17 constitutes all of the material Intellectual Property owned or licensed by the Companies and the Operating Subsidiaries and used in or relating to the Business as currently conducted which is necessary to conduct the Business immediately upon the Closing in substantially the same manner as conducted by the Companies and the Operating Subsidiaries prior to Closing. Seller has no knowledge of any material Intellectual Property that infringes upon, violates or constitutes the unauthorized use of any rights owned or controlled by any third party, including any Intellectual Property of any third party.
          (b) The Companies and/or the Operating Subsidiaries own or have the right to use all material Company Intellectual Property, and the consummation of the transactions contemplated by this Agreement shall not alter or impair such rights.
          (c) The operation of the Business has not in the past, and does not currently, infringe upon, violate or constitute the unauthorized use of any rights owned or controlled by any third party, including any Intellectual Property of any third party, except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, and neither the Companies nor the Operating Subsidiaries have received any notice of any threatened claims alleging any of the foregoing, including any claim that the Companies or the Operating Subsidiaries must license or refrain from using any Intellectual Property of a third party.
     5.18 Employee Benefit Plans.
          (a) Disclosure Schedule, Section 5.18 lists each Employee Benefit Plan that the Companies or the Operating Subsidiaries maintain or to which the Companies or the Operating Subsidiaries contribute. True and complete copies of the following documents, with respect to each of the Employee Benefit Plans, have been delivered or made available to Buyer, to the extent applicable: (i) any plans, all amendments and attachments thereto and related trust documents, insurance contracts or other funding arrangements, and amendments thereto; (ii) the most recent Forms 5500 and all schedules thereto and the most recent actuarial report, if any; (iii) the most recent Internal Revenue Service determination letter; and (iv) summary plan descriptions.
          (b) With respect to any employee benefit plan, within the meaning of Section 3(3) of ERISA, which is subject to ERISA and which is sponsored, maintained or contributed to,

or has been sponsored, maintained or contributed to, by the Companies or any ERISA Affiliate, (i) no withdrawal liability, within the meaning of Section 4201 of ERISA, has been incurred, which withdrawal liability has not been satisfied, (ii) no liability to the Pension Benefit Guaranty Corporation has been incurred by the Companies or any ERISA Affiliate, which liability has not been satisfied, (iii) no accumulated funding deficiency, whether or not waived, within the meaning of Section 302 of ERISA or Section 412 of the Code has been incurred, (iv) all contributions (including installments) to such plan required by Section 302 of ERISA and Section 412 of the Code have been timely made, (v) no event or transaction has occurred that would reasonably be expected to result in any of the Companies or any ERISA Affiliate incurring any liability under Title IV of ERISA or Section 412 of the Code, and (vi) all Employee Benefit Plans intended to qualify under Section 401 of the Code are and at all times have been so qualified and any trusts intended to be exempt from federal income taxation under Section 501 of the Code are and at all times have been so exempt. With respect to each Employee Benefit Plan, such plan has been funded and maintained in substantial compliance with all Laws applicable thereto and the requirements of such plan’s governing documents.
          (c) No Employee Benefit Plan is under audit or investigation by the Internal Revenue Service, the Department of Labor, the Pension Benefit Guaranty Corporation or other regulatory agency and, to the knowledge of the Seller, no such audit or investigation is threatened.
          (d) No payment or benefit which will or may be made by any of the Companies or the Operating Subsidiaries with respect to any employee will be characterized as an “excess parachute payment” within the meaning of Section 280G(b)(1) of the Code and the execution of, and performance of the transactions contemplated by, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Employee Benefit Plan, trust, loan or otherwise that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of Indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee.
          (e) None of the Companies or Operating Subsidiaries (i) has classified any individual as “independent contractor” or similar status who, according to a Employee Benefit Plan or applicable law, should have been classified as an employee or of similar status or (ii) has any material liability, actual or contingent, by reason of any individual who provides or provided services thereto, in any capacity, being improperly excluded from participating in any Employee Benefit Plan.
     5.19 Labor and Employment.
          (a) Each of the Companies and the Operating Subsidiaries: (i) is in material compliance with all applicable federal, state and local laws, rules and regulations (domestic and foreign) respecting employment, employment practices, labor, terms and conditions of employment and wages and hours, in each case, with respect to employees; (ii) has withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to employees; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits for employees.
          (b) No work stoppage or labor strike against any of the Companies or the Operating Subsidiaries by employees is pending or to the knowledge of Seller threatened. None of the Companies or the Operating Subsidiaries (i) is involved in or to the knowledge of Seller threatened with any labor dispute, grievance, or litigation relating to labor matters involving any employees, including, without limitation, violation of any federal, state or local labor, safety or employment laws (domestic or foreign), charges of unfair labor practices within the meaning of the National Labor Relations Act or the Railway Labor Act; or (ii) except as set forth in the Disclosure Schedule, Section 5.19(b), is presently, or has been in the past a party to, or bound by, any collective bargaining agreement or union contract with respect to employees and no such agreement or contract is currently being negotiated by any of the Companies or the Operating Subsidiaries.
     5.20 Absence of Certain Changes or Events.
          (a) Except (i) as set forth on Disclosure Schedule, Section 5.20, or (ii) as contemplated by this Agreement, since December 31, 2004, (A) the Business of the Companies and the Operating Subsidiaries has been conducted in the ordinary course of business and (B) there has not been any event, circumstance, condition or change that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect;
          (b) Without limiting the generality of the foregoing, and except as set forth on Disclosure Schedule, Section 5.20 or as contemplated by this Agreement, since December 31, 2004, there has not been any:
               (i) waiver by any Company or any Operating Subsidiary of a right, claim or debt belonging to any Company or any Operating Subsidiary which is material to the Companies and the Operating Subsidiaries taken as a whole;
               (ii) establishment by any Company or any Operating Subsidiary of an Employee Benefit Plan or a general increase in the rate or terms of compensation, benefits, commissions, bonuses, pension or other Employee Benefit Plans, payments or arrangements payable to or for the benefit of employees of any Company or any Operating Subsidiary, except (A) pursuant to collective bargaining agreements or other labor agreements, (B) pursuant to periodic performance reviews and related compensation and benefit increases, or (C) otherwise in the ordinary course of business;
               (iii) sale, transfer, surrender, relinquishment or disposition of any assets (excluding Inventory) of any Company or any Operating Subsidiary which is material to the Companies and the Operating Subsidiaries taken as a whole, other than the disposition of obsolete or damaged assets in the ordinary course of business;
               (iv) loan, advance or capital contribution to or investment in any Person made by any Company or any Operating Subsidiary, other than loans, advances, capital contributions to or investments in any Company, any Operating Subsidiary or CL JV Holdings;

               (v) creation of any Lien with respect to any portion of the Assets of any Company or any Operating Subsidiary, other than Permitted Encumbrances arising in the ordinary course of business;
               (vi) acquisition (including by merger, consolidation or acquisition of stock), sale, assignment or transfer of any business of any Person, Equity Interests in any Person or, other than in the ordinary course of business, Assets by any Company or any Operating Subsidiary;
               (vii) sale, assignment, transfer, termination (by expiration, consent, Order or otherwise) or allowance to lapse of any Company’s or Operating Subsidiary’s rights to or under any of the Intellectual Property, other than in the ordinary course of business;
               (viii) Capital Expenditures or commitments therefor by any Company or any Operating Subsidiary, other than for maintenance, repair or to keep the Facilities in good working order and other than in accordance with the capital expenditure budget for 2005 provided to Buyer by Seller;
               (ix) change in the independent accountants, the accounting or Tax methods, practices or principles of any Company or any Operating Subsidiary;
               (x) waiver or extension of the statute of limitations or limitation period in respect of any Taxes of any Company or any Operating Subsidiary;
               (xi) entry into any closing agreement or similar agreement with respect to Taxes or any settlement of any material audit, examination or other claim for Taxes;
               (xii) filing of (A) any Tax Return in a manner inconsistent with past practice, or (B) any material amended Tax Return or material claim for a Tax refund;
               (xiii) settlement or compromise of any pending or threatened action, suit arbitration or proceeding, except for (1) settlements involving solely the payment of money and not any equitable relief, and (2) settlements in favor of any Company or any Operating Subsidiary;
               (xiv) termination of any easement, license, Permit, lease or similar Real Estate right necessary for the continued operation of the Business of the Companies or any Operating Subsidiary unless replaced with a substantially comparable easement, license, Permit, lease or similar Real Estate right; or
               (xv) Contract entered into (or proposal made) by any Company or any Operating Subsidiary to take any of the types of action described in clauses (i) through (xiv) of this Section 5.20(b).
     5.21 Affiliate Transactions.
          (a) Except as to obligations of any Company or any Operating Subsidiary arising under any of its respective organizational documents or the Employee Benefit Plans set forth on Disclosure Schedule, Section 5.18, Disclosure Schedule, Section 5.21 sets forth a true and complete list of all Contracts between any Company or any Operating Subsidiary, on the one hand, and Pegasus Partners II, L.P. or any of its Affiliates (other than the Companies and the Operating Subsidiaries), on the other hand.
          (b) None of the Assets used by the Companies and the Operating Subsidiaries in connection with the operation of the Business are owned, leased or licensed by Pegasus Partners II, L.P. or any of its Affiliates (other than the Companies or the Operating Subsidiaries).
     5.22 Insurance. Disclosure Schedule, Section 5.22 sets forth a true and complete list of all material policies or binders of insurance in force held by or on behalf of any Company or any Operating Subsidiary, including the name of the insurer, the nature and amount of coverage and the annual premiums with respect thereto. None of Seller, any Company or any Operating Subsidiary has received any notice during the current policy period of a material increase in premiums with respect to, or cancellation or non-renewal of, any of its insurance policies, and none of Seller, any Company or any Operating Subsidiary has made any material claim against an insurance policy as to which the insurer is denying coverage or defending the claim under a reservation of rights. All of such insurance policies are in full force and effect, and Seller, the Companies and the Operating Subsidiaries, as applicable, are not in material default under any of such insurance policies.
     5.23 Termination of Earn-Out Obligations. The Financial Assurances Letter Agreement validly and effectively terminated the Earn-Out Obligations in their entirety upon execution and delivery of the Financial Assurances Letter Agreement, and none of the Companies or any of the Operating Subsidiaries has any further Liability with respect to the Earn-Out Obligations.
     5.24 Indebtedness of the Companies and the Operating Subsidiaries. Except as set forth in Disclosure Schedule, Section 5.24, none of the Companies or the Operating Subsidiaries has any Indebtedness.
     5.25 CL JV Holdings. At Closing, CL JV Holdings shall not have any Liabilities; provided, however, that if CL JV Holdings shall have been dissolved prior to the Closing, the Companies shall not have any Excluded Liabilities.
     5.26 No Further Representations. Buyer may only rely on the information contained in this Agreement and in the Ancillary Documents. Seller will not be liable with respect to financial projections or estimates of the future performance of the Companies, the Operating Subsidiaries or the Business. Except and to the extent set forth in this Agreement or in any of the Ancillary Documents, Seller does not make any representations or warranties whatsoever (INCLUDING ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS) to Buyer, and Seller hereby disclaims all liability and responsibility for any representation, warranty, statement or information not included in this Agreement or in any of the Ancillary Documents that was made, communicated or furnished (orally or in writing) to Buyer or its Representatives (including any opinion, information, projection or advice that may have been or may be produced to Buyer by any Representative of Seller or the Companies.)

SECTION 6. REPRESENTATIONS AND WARRANTIES OF BUYER.
     Buyer represents and warrants to Seller that the statements contained in this Section 6 are true, correct and complete as of the date of this Agreement, except to the extent that such statements are expressly made only as of a specified date, in which case Buyer represents and warrants that such statements are correct and complete as of such specified date.
     6.1 Authorization for Agreement and Consents. The execution, delivery and performance of this Agreement and each of the Ancillary Documents to which it is a party by Buyer and the consummation of the transactions contemplated hereby and thereby will have been duly authorized by all necessary actions of Buyer prior to the Closing, and each of this Agreement and any Ancillary Documents to which it is a party is, and any documents or instruments to be executed and delivered by Buyer pursuant hereto will be, legal, valid and binding obligations of Buyer enforceable in accordance with their terms, except as enforceability may be limited by applicable bankruptcy, insolvency, moratorium, or similar laws from time to time in effect which affect creditors’ rights generally and by legal and equitable limitations on the availability of equitable remedies.
     6.2 Organization. Buyer is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has all requisite power and authority to enter into this Agreement and each of the Ancillary Documents to which it is a party and to perform its obligations hereunder and thereunder. Except as set forth in Disclosure Schedule, Section 6.2, neither the execution and delivery of this Agreement or any of the Ancillary Documents nor the consummation of the transactions contemplated hereby and thereby by Buyer requires the consent or approval of, the giving of notice to, registration, filing or recording with or the taking of any other action by Buyer in respect of any Governmental Authority.
     6.3 No Violation. The execution and delivery of this Agreement and all other agreements, instruments and documents contemplated hereby and the Ancillary Documents to which it is a party by Buyer and the consummation of the transactions contemplated hereby and thereby will not conflict with or violate or constitute a breach or default under the organizational documents of Buyer or any provision of any mortgage, trust indenture, Lien, lease, agreement, instrument, or Order to which Buyer is bound.
     6.4 Finder’s Fees. Buyer has not employed or retained any broker, agent, finder or other party or incurred any obligation for brokerage fees, finder’s fees or commissions with respect to the transactions contemplated by this Agreement, or otherwise dealt with anyone purporting to act in the capacity of a finder or broker with respect thereto whereby Buyer or Seller may be obligated to pay such a fee or a commission.
     6.5 No Litigation. No suit, action or legal, administrative, arbitration or other proceeding or, to Buyer’s knowledge, no investigation by any governmental agency, is pending or, to Buyer’s knowledge, has been threatened by or against Buyer which would materially and adversely affect the ability of Buyer to consummate the transaction provided for in this Agreement or any of the Ancillary Documents.

     6.6 Buyer’s Financing. Buyer has delivered to Seller financing commitment letters related to (i) the senior debt (the “Financing Commitment Letter”) and (ii) the equity contribution from GS Capital Partners V, L.P. (the “Equity Commitment Letter” and, together with the Financing Commitment Letter, the “Commitment Letters”) necessary for consummation of the transactions contemplated by this Agreement. Buyer acknowledges and agrees that the Closing is not contingent upon Buyer obtaining financing to pay the Purchase Price. Nothing in this Agreement or any of the Ancillary Documents will prohibit any of the parties to the Equity Commitment Letter from syndicating up to 50% of its equity commitment thereunder; provided, however, that such equity commitment shall not be syndicated in a manner that would reasonably be expected to delay or prevent the consummation of the transactions contemplated by this Agreement.
     6.7 Buyer Awareness and Acknowledgement. Buyer is not actually aware of any fact, circumstance or condition which it knows to constitute a material breach of any representation or warranty by Seller contained in this Agreement (it being understood and agreed that for purposes of this Section 6.7, “knowledge” of Buyer shall mean the actual knowledge of any fact, circumstance or condition by any Person listed on Disclosure Schedule, Section 1(k)(i)). Buyer has been given the opportunity to review and examine all of the Contracts listed in Disclosure Schedule, Section 5.14 and the materials made available in the Merrill Corporation DataSite data room for the Coffeyville Project, ask questions of and receive answers from Seller and the Companies concerning the terms of such Contracts and obtain any information with respect to such Contracts and such other materials.
SECTION 7. COVENANTS.
     7.1 Access to Records. From and after the date of this Agreement until the Closing Date, Seller shall, upon reasonable advance notice and subject to the execution of any confidentiality agreements reasonably required by Seller, afford to Buyer’s officers, independent public accountants, counsel, lenders, consultants and other Representatives and potential financing sources, reasonable access during normal business hours to (i) the Business and its personnel and all records pertaining to the Business and (ii) the Facilities (including without limitation, access for the purpose of conducting environmental assessments that do not include invasive sampling of soil, sediment or groundwater), provided that such access shall not unreasonably interfere with the normal business operations of the Business. Buyer, however, shall not be entitled to access to any materials containing privileged communications or information about employees, disclosure of which might violate an employee’s reasonable expectation of privacy. Buyer expressly acknowledges that nothing in this Section is intended to give rise to any contingency to Buyer’s obligations to proceed with the transactions contemplated herein.
     7.2 HSR Act. Seller and Buyer promptly will compile and file (or will cause its “ultimate parent entity” (as determined for purposes of the HSR Act) to file) a Notification and Report Form pursuant to the HSR Act containing such information respecting such party as the HSR Act requires. Each of Buyer and Seller shall be responsible for its own expenses incurred in connection with the preparation of any of the reports and other information required by the HSR Act, and Buyer shall pay any filing fees required to be paid in connection with such HSR Act filings.

     7.3 Permits, Consents, etc. Seller shall use commercially reasonable efforts to obtain the consents listed on Disclosure Schedule, Section 7.3 (collectively, the “Required Consents”) and the Listed Consents, and obtain all Permits, if any, necessary to transfer the Shares to Buyer; provided, however, that Seller shall not be required to expend any funds in connection with the foregoing. Buyer shall cooperate in all reasonable respects with Seller to obtain all Required Consents, Listed Consents and Permits necessary to transfer the Shares to Buyer. Buyer shall use commercially reasonable efforts to obtain all New Permits, and Seller shall, and shall cause the Companies and the Operating Subsidiaries to, cooperate in all reasonable respects with Buyer to obtain such New Permits.
     7.4 Conduct of the Business by Seller Pending Closing. From the date hereof through the Closing Date, (a) Seller shall use all commercially reasonable efforts to cause the Companies and the Operating Subsidiaries to conduct the Business only in the ordinary course of business, (b) Seller shall use commercially reasonable efforts to cause the Companies and the Operating Subsidiaries to preserve intact their business organizations, Assets and relationships with third parties, including their relationships with customers, suppliers, agents, officers, employees and other Persons with whom they have business dealings, and (c) Seller shall also use commercially reasonable efforts to cause the Companies and the Operating Subsidiaries to: (i) maintain the Business (including, without limitation, the Real Estate) in a state of repair and condition that complies in all material respects with all Legal Requirements (except as set forth on Disclosure Schedule, Section 5.11) and in a manner consistent with the Companies’ and the Operating Subsidiaries’ past practices; (ii) preserve the goodwill and ongoing operations of the Business and to comply with all Material Contracts; (iii) continue Capital Expenditures in the ordinary course of business and substantially in accordance with the capital expenditure budget for 2005 provided to Buyer prior to the date of this Agreement; and (iv) maintain in effect and comply with the terms of the Crude Oil Purchase Agreement, dated as of January 1, 2001, by and between Farmland Industries, Inc. and National Cooperative Refining Association. Except as otherwise contemplated under this Agreement, from the date hereof through the Closing Date, without the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), Seller shall not, and shall not permit the Companies and the Operating Subsidiaries to (A) engage in any practice, take any action or enter into any transaction of a type described in Section 5.20 (or agree to do any of the foregoing) which practice, action or transaction, if it occurred on the day prior to the date of this Agreement, would be required to be set forth on the Disclosure Schedule hereto in order for the representations in Section 5.20 to be true and correct as of the date of this Agreement, (B) except as set forth in Disclosure Schedule, Section 7.4, incur, assume or guaranty any Indebtedness, other than loans or other Indebtedness under the Credit Agreement or owed to any Company or Operating Subsidiary, or (C) enter into, modify, terminate, amend or grant any waiver in respect of any Material Contract.
     7.5 Notification of Certain Events. From the date hereof through the Closing Date, Seller shall give prompt notice to Buyer of, and Buyer shall give prompt notice to Seller of (a) any litigation commenced against such party in respect of the transactions contemplated by this Agreement and (b) any events or occurrences that may reasonably be expected to have a Material Adverse Effect.

     7.6 Solicitation of Remedial Action
          (a) From the date of this Agreement through the Closing Date, neither Seller, nor the Companies or the Operating Subsidiaries, without Buyer’s written consent, which consent shall not be unreasonably withheld or delayed, shall take any affirmative action to solicit from any Governmental Authority, any proceeding, Order or directive or other mandate to materially modify any of the investigation, remediation, and/or implementation activities required in connection with Environmental Conditions. For the avoidance of doubt, the foregoing will not restrict the Companies or the Operating Subsidiaries from reporting to any Governmental Authority, including any environmental agency, any Environmental Condition at the Business, which the Companies or the Operating Subsidiaries have a legal obligation to report under applicable Environmental Laws and as required under applicable Environmental Laws or Permits granted pursuant to same.
          (b) From the date of this Agreement through the Closing Date, Buyer will not, without Seller’s written consent, which consent shall not be unreasonably withheld or delayed, take any affirmative action to solicit from any Governmental Authority, any proceeding, Order or directive or other mandate to materially modify any of the investigation, remediation, and/or implementation activities required in connection with Environmental Conditions; provided, Buyer and its Representatives, with the consent and approval of Seller, may conduct discussions with any Governmental Authority with respect to any environmental matters, which consent will not be unreasonably withheld.
     7.7 Insurance. For all periods through the Closing Date, Seller will use commercially reasonable efforts to maintain in effect the insurance policies presently providing insurance coverage for the Companies, the Operating Subsidiaries and the Business.
     7.8 Financial Statements and Operating Summaries; Capital Expenditure Reports. From the date of this Agreement through the Closing Date, as promptly as practicable but in no event later than fifteen (15) days after the end of each calendar month, Seller shall provide Buyer with (a) copies of the unaudited financial statements of the Operating Subsidiaries, on a consolidated basis, prepared in accordance with past practice for each such calendar month (the “Supplemental Financial Statements”), and (b) a report detailing the Capital Expenditures of the Companies and the Operating Subsidiaries during each such calendar month comparing actual year-to-date Capital Expenditures with budgeted Capital Expenditures.
     7.9 Registration Statement. Seller shall cause Coffeyville Resources, Inc. with respect to its registration statement, filed on February 11, 2005 (File Number 333-122749), and amended by Amendment No. 1, filed on April 15, 2005 (the “Registration Statement”), to comply with Schedule 7.9.
     7.10 Financing.
          (a) Seller shall, and shall cause each of the Companies and the Operating Subsidiaries to, cooperate with Buyer, its Representatives and its financing sources in order to satisfy the conditions and obligations contained in the Commitment Letters, including:
               (i) providing reasonable access to the books and records, officers, directors, agents and other Representatives of the Companies and the Operating Subsidiaries;

               (ii) providing annual and interim financial statements of each Company and each Operating Subsidiary that conform with the Securities and Exchange Commission’s requirements of issuers of securities in registered public offerings;
               (iii) providing assistance and cooperation with the preparation of a standard confidential memorandum;
               (iv) providing customary certifications to placement agents and auditors;
               (v) causing the officers and employees of the Companies and the Operating Subsidiaries to participate in due diligence meetings, drafting sessions for the preparation of the confidential memorandum and “road shows” and similar presentations in connection with the marketing of any financing; and
               (vi) using commercially reasonable efforts to cause the accountants of the Companies and the Operating Subsidiaries to provide such consents and comfort letters and causing internal counsel of the Companies to provide such legal opinions, in each such case, as is customary for public offerings.
          (b) Buyer shall use its commercially reasonable efforts to obtain the financing contemplated under the Financing Commitment Letter.
     7.11 Non-Solicitation. For the period commencing on the date hereof and ending on the second anniversary of the Closing Date, Seller agrees that it and its Affiliates (other than the Companies and the Operating Subsidiaries) will not, and it will use its reasonable best efforts to cause its Representatives and such Affiliates’ Representatives not to, directly or indirectly, without the prior written consent of Buyer, solicit any current or former officer or employee of any Company or of any Operating Subsidiary to leave the employ of any Company or of any Operating Subsidiary or to become employed by Seller or any of such Affiliates; provided, that, such covenants will not restrict Seller, such Affiliates and their respective Representatives from (i) conducting a general solicitation of employment by means of newspaper, periodical or trade publication advertisements or similar methods of solicitations by search firms that are not specifically directed toward the officers or employees described above (provided, that no such officers or employees may be hired as a result of such general solicitation or otherwise without the prior written consent of Buyer); (ii) soliciting the employment of former officers or employees whose employment with any Company or any Operating Subsidiary (x) terminated not less than six (6) months prior to the time of such solicitation (provided, that the termination of employment of any such officer or employee shall not have been, directly or indirectly, the result of any actions by or on behalf of Seller or such Affiliates or their respective Representatives prohibited by this Section 7.11) or (y) was terminated by any of the Companies or the Operating Subsidiaries; or (iii) soliciting the employment of any officers or employees of any Company or any Operating Subsidiary that are also officers or employees of Pegasus Capital Advisors, L.P.
     7.12 Public Announcements. No press release or announcement concerning the transactions contemplated by this Agreement or any of the Ancillary Documents will be issued by either party without the prior consent of the other party (which consent shall not be unreasonably withheld), except as such release or announcement may be required by any Legal Requirement, in which case the party required to make the release or announcement will give notice to and consult with the other party a reasonable time in advance of such issuance.
     7.13 Termination of Seller-Company Agreements. Immediately prior to Closing, Seller shall cause the termination or cancellation of all Contracts between Seller and Pegasus Partners II, L.P. or any of their respective Affiliates (other than the Companies and the Operating Subsidiaries), on the one hand, and any of the Companies or the Operating Subsidiaries, on the other hand, except for any agreements or arrangements providing for indemnification of directors or officers of the Companies or the Operating Subsidiaries, in their capacity as such, and listed on Disclosure Schedule, Section 7.13 (such Contracts to be so terminated or cancelled, collectively, the “Seller-Company Agreements”).
     7.14 Leiber Transactions. Prior to the Business Day immediately preceding the Closing Date, Seller shall cause Coffeyville Resources, LLC or CL JV Holdings, as applicable, to (i) distribute the Leiber Business (which will include Leiber Holdings, LLC and its Subsidiaries) to The Leiber Group, Inc. (including by means of a merger of Leiber Holdings LLC with a “disregarded entity” owned by The Leiber Group, Inc.), (ii) terminate the entire interest of The Leiber Group, Inc. in CL JV Holdings (including any cash payments necessary to thereafter reduce the capital account of The Leiber Group, Inc. to zero), (iii) distribute all the remaining assets of CL JV Holdings, LLC to the members (other than The Leiber Group, Inc.) in liquidation of CL JV Holdings, LLC and (iv) take such other steps (including Tax elections and methodologies) and make such other adjustments to the capital structure and operative agreements of the Companies and the Operating Subsidiaries as are required to effectuate the transactions described in clauses (i), (ii) and (iii) above, in each case with the consent of the Buyer (which consent shall not be unreasonably withheld), and in a manner so as to avoid, to the maximum extent possible, any mandatory negative adjustment, under Section 734(b) or 743(b) of the Internal Revenue Code, to the tax basis of CL JV Holdings, LLC of its interest in Coffeyville Resources, LLC or to the tax bases of the assets of Coffeyville Resources, LLC (such transactions, the “Leiber Transactions”). Seller agrees that it will keep Buyer informed of the overall status and specific steps with regard to the consummation of the Leiber Transactions.
     7.15 Property Tax Abatement. Seller shall, and shall cause each of the Companies and the Operating Subsidiaries to, cooperate with Buyer (including, without limitation, in obtaining any required consents or approvals and making any required filings or notifications) to maintain in effect the property tax abatement granted by the City of Coffeyville, Kansas with respect to the Fertilizer Plant and the Real Estate associated therewith.
     7.16 Seller as Additional Insured. If Buyer intends to obtain or renew insurance to be held by or on behalf of the Companies or the Operating Subsidiaries subsequent to the consummation of the transactions contemplated hereby (an “Insurance Policy”), then Buyer shall provide Seller with notice of such intention not less than thirty (30) days prior to purchasing the Insurance Policy and Seller shall notify Buyer as to whether or not Seller desires to become an additional insured party under the Insurance Policy not more than five (5) Business Days after receiving Buyer’s original notice. If Seller shall notify Buyer in writing of its election to become an additional insured party under the Insurance Policy in accordance with the immediately preceding sentence, then Buyer shall use its commercially reasonable efforts to cause the Insurance Policy it obtains to name Seller as an additional insured thereunder; provided, however, that, (i) under no circumstances will Buyer be required to pay or deliver any amounts, premiums or other consideration in connection with obtaining an Insurance Policy that names Seller as an additional insured thereunder in excess of the amounts, premiums or other consideration that would otherwise be required to be paid or delivered by Buyer for an Insurance Policy that does not name Seller as an additional insured thereunder (it being understood and agreed that Seller shall promptly reimburse Buyer for, and be responsible for payment and discharge of, all of such excess amounts, premiums and other consideration), and (ii) Seller owns or otherwise possesses a valid and insurable interest that the insurance carrier of the Insurance Policy is willing to insure thereunder (it being understood and agreed that if the insurance carrier of the Insurance Policy determines not to name Seller as an additional insured thereunder for any reason, Buyer shall have no further obligations under this Section 7.16). Buyer shall cause Coffeyville Resources, LLC to maintain each of the Pollution Liability Policy and the Cost / Cap Remediation Policy for any policy period which, as of the Closing Date, has been prepaid in full, and, during any such policy period, shall not affirmatively seek or consent to the removal of Seller as a named insured thereunder.
SECTION 8. CONDITIONS PRECEDENT TO BUYER’S OBLIGATIONS.
     The obligations of Buyer at the Closing hereunder are subject, at Buyer’s election, to the satisfaction at or prior to the Closing of the conditions set forth below. Notwithstanding the failure of any one or more of such conditions, Buyer may nevertheless, in its sole discretion, proceed with the Closing without satisfaction, in whole or in part, of any one or more of such conditions and without written waiver.
     8.1 Representations and Warranties True. (i) The representations and warranties of Seller set forth in Section 5.5 shall be true and correct in all respects as of the Closing Date, and (ii) all of the representations and warranties of Seller set forth in this Agreement (other than those specified in the immediately preceding clause (i)) shall be true and correct in all respects as of the Closing Date (or if made as of a specified date, only as of such date) disregarding, for purposes of determining whether this clause (ii) is satisfied, any “Material Adverse Effect”, “in all material respects” or other materiality (or correlative meaning) qualifications contained in such representations and warranties except, in the case of this clause (ii), to the extent the failure of any such representations and warranties to be so true and correct, in the aggregate, has not had and could not reasonably be expected to have a Material Adverse Effect.
     8.2 Compliance with Agreement. Seller shall have duly performed and complied (i) in all material respects with all of its covenants, agreements and obligations under: Section 3.2; Section 7.4(c)(iv); clause (A) of the last sentence of Section 7.4, to the extent it references any practice, action or transaction of the type described in Section 5.20(b)(iii), Section 5.20(b)(vi), Section 5.20(b)(ix), Section 5.20(b)(x), Section 5.20(b)(xi) or Section 5.20(b)(xii); Section 7.6; Section 7.9; Section 7.13; or Section 7.14 of this Agreement which are to be performed or complied with by it prior to or on the Closing Date, and (ii) in all respects with all of its covenants, agreements and obligations under this Agreement which are to be performed or complied with by it prior to or on the Closing Date (other than those specified in the immediately preceding clause (i)), except to the extent the failure to duly perform and comply with any of such covenants, agreements or obligations, in the aggregate, has not had and could not reasonably be expected to have a Material Adverse Effect.
     8.3 HSR Act Filings; Consents and Approvals. The applicable waiting period under the HSR Act or any other Legal Requirements applicable to the transactions contemplated by this Agreement shall have expired or been terminated. The Required Consents shall have been obtained in form and substance reasonably satisfactory to Buyer.
     8.4 No Adverse Litigation. There shall not be, at the time of Closing, (a) any pending suit, action, arbitration or proceeding brought by a Governmental Authority before any arbitrator, court or Governmental Authority that is reasonably expected to be successful in seeking a remedy that would restrain or prohibit the consummation of the Closing in accordance with the terms and conditions hereof or (b) any Order that prohibits, restrains or enjoins the consummation of the transactions contemplated by this Agreement.
     8.5 Ownership of Subsidiaries. The Companies shall directly or indirectly own all of the issued and outstanding membership interests of Coffeyville Resources, LLC, free and clear of all Liens, other than the security interests held by the Secured Lender which shall be released at Closing. Coffeyville Resources, LLC shall own all of the issued and outstanding membership interests of the Operating Subsidiaries, free and clear of all Liens, other than the security interests held by the Secured Lender which shall be released at Closing.
     8.6 No Material Adverse Effect. No event, circumstance, change or effect shall have occurred since the date of this Agreement that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.
     8.7 Termination of Seller-Company Agreements. Buyer shall have received evidence reasonably satisfactory to it that Seller and the Companies and/or the Operating Subsidiaries, as applicable, have terminated all of the Seller-Company Agreements and discharged any and all amounts and Liabilities due and owing under such agreements prior to or on the Closing Date.
     8.8 Deliveries by Seller. Seller shall have complied in all respects with its obligations under, and shall have delivered to Buyer and, to the extent applicable, any other purchaser of Shares, all of the items contained in, Section 4.2(a) and Section 4.2(c).
SECTION 9. CONDITIONS PRECEDENT TO SELLER’S OBLIGATIONS.
     The obligations of Seller at the Closing hereunder are subject, at Seller’s election, to the satisfaction at or prior to the Closing of the conditions set forth below. Notwithstanding the failure of any one or more of such conditions, Seller may nevertheless, in its sole discretion, proceed with the Closing without satisfaction, in whole or in part, of any one or more of such conditions and without written waiver.
     9.1 Representations and Warranties True. All of the representations and warranties of Buyer set forth in this Agreement shall be true and correct in all respects as of the Closing Date (or if made as of a specified date, only as of such date) disregarding, for purposes of determining whether this condition is satisfied, any “Material Adverse Effect”, “in all material respects” or other materiality (or correlative meaning) qualifications contained in such representations and warranties except to the extent the failure of any such representations and warranties to be so true and correct, in the aggregate, has not had and could not reasonably be expected to have a material adverse effect on the Buyer.
     9.2 Compliance with Agreement. Buyer shall have duly performed and complied in all material respects with all of its covenants, agreements and obligations under this Agreement which are to be performed or complied with by it prior to or on the Closing Date.
     9.3 HSR Act Filings; Consents and Approvals. The applicable waiting period under the HSR Act or any other Law applicable to the transactions contemplated by this Agreement shall have expired or been terminated. The Required Consents shall have been obtained.
     9.4 Deliveries by Buyer. Buyer shall have complied in all respects with its obligations under, and shall have delivered or caused to be delivered to Seller all of the items contained in, Section 4.2(b) and Section 4.2(d).
SECTION 10. TITLE COMMITMENT. No later than twenty (20) Business Days following the execution of this Agreement, Seller shall, at its own cost and expense, provide Buyer with (i) a recent survey of the Real Estate owned by Seller or any of the Companies or any of the Operating Subsidiaries (the “Surveys”), (ii) a recent title policy commitment in favor of the applicable company issued by a nationally recognized title insurance company reasonably acceptable to Buyer and Seller (the “Title Company”) covering the Real Estate owned by Seller or any of the Companies or any of the Operating Subsidiaries (the “Title Commitment”) and (iii) copies of all documents referenced as exceptions to title in the Title Commitment. Seller shall not be obligated to furnish any policy of title insurance issued by the Title Company or otherwise in respect of any portion of the Real Estate (a “Title Policy”), and it shall not be a requirement of or condition to the Closing that Buyer obtain or be able to obtain any Title Policy or that Buyer have or be able to have the survey exception in any Title Policy modified in any manner or that any other special endorsements be made to any Title Policy, including any endorsement regarding restrictive covenants. All costs of any Title Policies obtained by Buyer shall be borne by Buyer. Any provision of this Agreement to the contrary notwithstanding, at Closing Seller shall quitclaim all of Seller’s right, title and interest in and to the Gathering System without any representations or warranties, express or implied. Seller shall use its commercially reasonable efforts to deliver, or cause to be delivered, to any applicable Title Company such surveys, certificates, acknowledgements or other documents as shall be reasonably required by such Title Company in order for such Title Company to issue Title Policies free of any and all Liens (other than Permitted Encumbrances) and issue customary title endorsements.
SECTION 11. INDEMNIFICATION.
     11.1 Obligation of Parties to Indemnify.
          (a) Indemnification by Seller. Subject to the limitations set forth in this Section 11, Seller shall indemnify, defend and hold harmless Buyer and its Affiliates and their respective officers, directors, employees, agents and stockholders (or other interest holders) from and against any and all claims, losses, damages, Liabilities, deficiencies, Taxes, penalties, assessments, obligations or expenses of any kind or type, including reasonable legal fees and expenses, but excluding lost profits or punitive damages incurred by any of the Indemnified Parties (collectively, “Losses”), to the extent arising or resulting from (i) any misrepresentation or breach of any representation or warranty contained in this Agreement or in any of the Ancillary Documents, (ii) any nonfulfillment of any covenant or obligation of Seller under this Agreement or any of the Ancillary Documents, (iii) any misrepresentation in any schedule, exhibit or certificate furnished by or on behalf of Seller or to be furnished by or on behalf of Seller to Buyer pursuant to this Agreement or any of the Ancillary Documents and (iv) any of the Excluded Liabilities.
          (b) Indemnification by Buyer. Subject to the limitations set forth in this Section 11, Buyer shall indemnify, defend and hold harmless Seller and its Affiliates and their respective officers, directors, employees, agents and members (collectively, the “Seller Indemnitees”) from and against any and all Losses to the extent arising or resulting from (i) any misrepresentation or breach of any representation or warranty contained in this Agreement or in any of the Ancillary Documents, (ii) any nonfulfillment of any covenant or obligation of Buyer under this Agreement or any of the Ancillary Documents, (iii) any misrepresentation in any schedule, exhibit or certificate furnished or to be furnished by or on behalf of Buyer to Seller pursuant to this Agreement or any of the Ancillary Documents, and (iv) the ownership or operation of the Business by Seller before or after the Closing Date except for those Losses for which Buyer is entitled to indemnification by Seller pursuant to Section 11.1(a).
               Notwithstanding anything to the contrary contained in this Agreement, Buyer shall assume, pay, perform, fulfill, and discharge any and all Environmental Liabilities and Costs of Compliance arising out of or attributable to the ownership, operation, control, construction, maintenance, occupancy, condition or use of the Assets, without regard to whether the Environmental Liability, violation or obligation arose or occurred before or after the Closing, and shall indemnify, hold harmless and defend the Seller Indemnitees from and against all Environmental Liabilities. Buyer’s indemnification obligation under this Section 11.1(b) shall expressly exclude indemnification of the Seller Indemnitees against ANY LIABILITY TO THE EXTENT BASED ON GROSS NEGLIGENCE, WILLFUL OR INTENTIONAL MISCONDUCT OR FRAUD.
          (c) Exception to Indemnification. Notwithstanding any provision contained herein to the contrary, no Indemnified Party shall be entitled to indemnification hereunder from and after the Closing with respect to a breach by an Indemnifying Party of any representations and warranties hereunder or under any of the Ancillary Documents that such Indemnified Party had actual knowledge of on the date hereof, where such actual knowledge was acquired because the events, circumstances and consequences thereof were clear on its face from materials actually provided to or obtained by the Indemnified Party prior to the Closing.
     11.2 Indemnification Amounts. Any indemnification owing to either Buyer or Seller pursuant to Section 11.1 shall be reduced by (a) any amounts actually received by the Indemnified Party pursuant to (i) any insurance coverage with respect thereto (exclusive of amounts covered which are subject to retrospective payments or premiums), or (ii) any counterclaim or otherwise from any third party based on any claims the Indemnified Party has against any such third party that reduces the Losses that would otherwise be sustained (in each case net of the costs of recovery thereof) and (b) any Tax benefit actually realized during the three (3) year period subsequent to the satisfaction of the indemnification obligations related thereto by the Indemnified Party arising from the incurrence or payment of any such Losses (any such amounts received that reduce the indemnification owing to an Indemnified Party, the “Indemnity Reduction Amounts”). If the Indemnified Party receives any Indemnity Reduction Amounts under applicable insurance policies, or from any third party, in respect of an indemnified Loss for which indemnification is provided under this Agreement after the full amount of such indemnified Loss has been paid by the Indemnifying Party or after an Indemnifying Party has made a partial payment of such indemnified Loss and such Indemnity Reduction Amounts exceed the remaining unpaid balance of such indemnified Loss, then such Indemnified Party shall promptly remit to the Indemnifying Party an amount equal to the excess (if any) of (i) the amount theretofore paid by the Indemnifying Party in respect of such indemnified Loss, less (ii) the amount of the indemnity payment that would have been due if such Indemnity Reduction Amounts in respect thereof had been received before the indemnity payment was made, net of any expenses incurred by such Indemnified Party in collecting such Indemnity Reduction Amounts.
     11.3 Indemnification Procedures — Third Party Claims.
          (a) If any Person who has the right to be indemnified under Sections 11.1(a) or 11.1(b) (the “Indemnified Party”) receives written notice of the commencement of any action or proceeding or the assertion of any claim by a third party (including, but not limited to, any Governmental Authority) or the imposition of any penalty or assessment for which indemnity may be sought under Sections 11.1(a) or 11.1(b) (a “Third Party Claim”), and such Indemnified Party intends to seek indemnity pursuant to this Section 11, the Indemnified Party shall as promptly as practicable provide the party that has agreed to indemnify hereunder (the “Indemnifying Party”) with notice of such Third Party Claim in writing and in reasonable detail of the Third Party Claim (including the factual basis for the Third Party Claim, and, to the extent known, the amount of the Third Party Claim); provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party will relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is materially prejudiced as a result thereof. The Indemnifying Party shall be entitled to participate in or, at its option, assume the defense of such Third Party Claim (without admitting liability to the Indemnified Party or the third party) in either case at the expense of the Indemnifying Party. Such defense shall be conducted through counsel (reasonably satisfactory to the Indemnified Party) selected by the Indemnifying Party. Should the Indemnifying Party so elect to assume the defense of a Third Party Claim, the Indemnifying Party will not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof. If the Indemnifying Party is conducting the defense of the Third Party Claim the Indemnified Party shall be entitled, at its own expense, to retain separate counsel and participate in the defense of such Third Party Claim. If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnifying Party will keep the Indemnified Party informed of all material developments relating to or arising in connection with such Third Party Claim. If the Indemnifying Party chooses to defend a Third Party Claim, the Parties will cooperate in the defense thereof (with the Indemnifying Party being responsible for all reasonable out-of-pocket expenses of the Indemnified Party in connection with such cooperation), which cooperation will include the provision to the Indemnifying Party of records and information which are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.
          (b) In the event that the Indemnifying Party fails to so assume the defense of any Third Party Claim within ten (10) Business Days after receipt of notice thereof from the Indemnified Party, the Indemnified Party shall have the right to undertake the defense of such Third Party Claim and, if such Third Party Claim is one for which the Indemnified Party is entitled to be indemnified under this Section 11, such defense of such Third Party Claim shall be at the expense and for the account of the Indemnifying Party.
          (c) The Indemnifying Party shall be required to obtain the prior written approval of the Indemnified Party (which approval shall not be unreasonably withheld) before entering into or making any settlement, compromise, discharge, admission, or acknowledgment of the validity of any Third Party Claim or any liability in respect thereof; provided, that if the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnified Party shall agree to any settlement, compromise, discharge, admission or acknowledgment of the validity of such Third Party Claim which the Indemnifying Party may recommend and which by its terms obligates the Indemnifying Party to pay all monetary amounts in connection with such Third Party Claim and unconditionally releases the Indemnified Party completely from all liability in connection with such Third Party Claim; provided, however, that the Indemnified Party may refuse to agree to any such settlement, compromise, discharge, admission, or acknowledgment, (i) that provides for injunctive or other equitable relief would be imposed against the Indemnified Party, or (ii) that, in the reasonable opinion of the Indemnified Party, would otherwise materially adversely affect the Indemnified Party.
          (d) No Indemnifying Party shall consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by each claimant or plaintiff to each Indemnified Party of a release from all liability in respect of such Third Party Claim.
          (e) Notwithstanding Section 11.3(a), the Indemnifying Party shall not be entitled to control (but shall be entitled to participate at its own expense in) the defense of any Third Party Claim as to which the Indemnifying Party fails to assume the defense within ten (10) Business Days after receipt of notice thereof from the Indemnified Party; provided, however, that the Indemnified Party shall make no settlement, compromise, discharge, admission, or acknowledgment that would give rise to liability on the part of any Indemnifying Party without the prior written consent of such Indemnifying Party (such consent not to be unreasonably withheld).
     11.4 Direct Claims. In any case in which an Indemnified Party seeks indemnification hereunder which is not subject to Section 11.3 because no Third Party Claim is involved, the Indemnified Party shall notify the Indemnifying Party in writing as promptly as practicable of any Losses which such Indemnified Party claims are subject to indemnification under the terms hereof. Subject to the limitations otherwise set forth in this Section 11, the failure of the Indemnified Party to exercise promptness in such notification shall not amount to a waiver of such claim unless the resulting delay materially prejudices the position of the Indemnifying Party with respect to such claim.
     11.5 Survival of Representations and Warranties; Covenants. Each representation and warranty of Seller contained in Section 5 will survive the Closing and will continue in full force and effect for nine (9) months thereafter. All covenants and agreements of the parties hereto contained in this Agreement or in any of the Ancillary Documents shall survive the Closing until performed in accordance with their terms.
     11.6 Indemnification Thresholds.
          (a) No claim for indemnification may be made under Section 11.1(a)(i) (other than with respect to the representations and warranties contained in Section 5.3 (Capitalization), Section 5.5 (Shares; Seller Information), Section 5.15 (Taxes) and Section 5.16 (No Finder’s Fee)) or 11.1(a)(iii) for any individual claims or related claims unless and until the aggregate amount of Losses (excluding all individual or related Losses below $50,000.00) of the Indemnified Parties that may be claimed thereunder exceeds $3.5 million, and once such threshold has been reached, the Indemnifying Party shall be liable to the Indemnified Parties for all Losses on a dollar-for-dollar basis above such threshold. Seller’s liability under Section 11.1(a)(i) and 11.1(a)(iii) (other than with respect to the representations and warranties contained in Section 5.3 (Capitalization), Section 5.5 (Shares; Seller Information), Section 5.15 (Taxes) and Section 5.16 (No Finder’s Fee)) shall be limited in the aggregate to an amount equal to $35 million.
          (b) No claim for indemnification may be made under Section 11.1(b)(i), 11.1(b)(iii) or 11.1(b)(iv) for any individual claims or related claims unless and until the aggregate amount of Losses (excluding all individual or related Losses below $50,000) of the Indemnified Party that may be claimed respectively thereunder exceeds $3.5 million, and once such threshold has been reached, the Indemnifying Party shall be liable to the Indemnified Party only for all Losses on a dollar-for-dollar basis above such threshold. Buyer’s liability under Section 11.1(b)(i), 11.1(b)(iii) and 11.1(b)(iv) shall be limited in the aggregate to an amount equal to $35 million.
          (c) Indemnification claims against the Seller under Section 11.1(a)(ii) arising from a breach by Seller under Section 3.1(b)(ii) shall be satisfied solely out of the Escrow Amount, in accordance with the Escrow Agreement.
     11.7 Treatment of Payments. Any indemnification payments made pursuant to this Section 11, shall be treated by Buyer and Seller as an adjustment to the Purchase Price for tax purposes unless otherwise required by applicable Legal Requirements.
     11.8 Exclusive Remedy. Except for (a) Losses arising or resulting from Excluded Liabilities, (b) claims based on a party’s intentional or fraudulent acts or omissions and (c) any equitable actions for specific performance or injunctive or other equitable relief with respect to any covenants or obligations to be performed in accordance with this Agreement or any of the Ancillary Documents, from and after the Closing, (A) the indemnification provided in this Section 11 shall be the sole and exclusive remedy of any party hereto arising out of, related to, in connection with or with respect to this Agreement, including without limitation any breaches of covenants, representations or warranties, and indemnifiable events under this Section 11, and rights of contribution or other recovery pursuant to any Environmental Law, and (B) each of the parties hereby waives, to the fullest extent it may lawfully do so, any other rights, causes of action, remedies or damages that it may have or assert against the other party in connection with this Agreement and the transactions contemplated hereby, whether under statutory or common law, any Environmental Law, or securities, trade regulation or other laws.
     11.9 Specific Performance. Notwithstanding anything in this Agreement to the contrary if, on the Closing Date, (i) all the conditions to the obligations of Buyer contained in Section 8 have been satisfied or waived by Buyer, and (ii) Buyer has notified Seller of its intention to consummate the transactions contemplated under this Agreement, and if the Closing does not then occur due to the refusal of Seller to consummate the Closing, then Buyer shall be entitled to specifically enforce the terms of this Agreement in a court of competent jurisdiction, it being acknowledged that monetary damages due to Buyer in such case may not be adequately determined at law. The existence of this right shall not preclude any other rights and remedies at law or in equity, including, without limitation, monetary damages, which Buyer may have.
SECTION 12. TERMINATION.
     12.1 Termination. This Agreement may be terminated and abandoned on or prior to the Closing Date as follows:
          (a) by Buyer if a material breach of any provision of this Agreement has been committed by Seller and such breach either has not been cured by Seller, or Seller has not diligently commenced commercially reasonable action to cure such breach, within fifteen (15) Business Days after written notice from Buyer to Seller of such breach or has not been waived by Buyer and Buyer is not then in material breach of this Agreement;
          (b) by Seller if a material breach of any provision of this Agreement has been committed by Buyer and such breach either has not been cured by Buyer, or Buyer has not diligently commenced commercially reasonable action to cure such breach within fifteen (15) Business Days after written notice from Seller to Buyer of such breach or has not been waived by Seller and Seller is not then in material breach of this Agreement;
          (c) by Buyer if any other condition in Section 8 has not been satisfied as of the Closing Date (other than any condition capable of being satisfied at the Closing) and if the satisfaction of such a condition by the Outside Date is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement), and Buyer has not waived such condition on or before such date and Buyer is not then in material breach of this Agreement;
          (d) by Seller if any condition in Section 9 has not been satisfied as of the Closing Date (other than any condition capable of being satisfied at the Closing) and if the satisfaction of such a condition by the Outside Date is or becomes impossible (other than through the failure of Seller to comply with its obligations under this Agreement), and Seller has not waived such condition on or before such date and Seller is not then in material breach of this Agreement;
          (e) by mutual written consent of the parties hereto; or
          (f) by either party if the Closing has not occurred by the Outside Date.
In the event of termination by any party as provided above, written notice shall promptly be given to the other party.
     12.2 Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 12.1, this Agreement shall forthwith become void and have no effect without any liability on the part of any party hereto or any of its affiliates, directors, officers, members and shareholders other than Section 7.12, this Section 12.2 and Section 13. Nothing contained in this Section 12.2 shall relieve the defaulting or breaching party from liability to the other party for any breach of this Agreement prior to such termination.
SECTION 13. MISCELLANEOUS.
     13.1 Expenses. Except as otherwise set forth in this Agreement, each of the parties hereto agrees to be responsible for its own, without right of reimbursement from the other, costs incurred by it incident to the performance of its obligations hereunder, whether or not the transactions contemplated by this Agreement shall be consummated, including, without limitation, those costs incident to the preparation of this Agreement, and the fees and disbursements of legal counsel, accountants and consultants employed by the respective parties in connection with the transactions contemplated by this Agreement.
     13.2 Assignment. This Agreement shall not be assigned by either party without the prior written consent of the other party and any attempted assignment without such written consent shall be null and void and without legal effect; provided, however, that Buyer may assign its rights hereunder (i) to any Affiliate of Buyer, provided that such assignment would not reasonably be expected to delay or prevent the consummation of the transactions contemplated by this Agreement, (ii) to financial or lending institutions providing financing to Buyer or an Affiliate thereof in connection with the transactions contemplated by this Agreement, provided that such assignment would not reasonably be expected to delay or prevent the consummation of the transactions contemplated by this Agreement, or (iii) after the Closing, in connection with the merger or consolidation of, or sale, transfer or other disposition of all or substantially all of the stock or assets of, Buyer or any of the Companies, but any such assignment shall not alter or change the obligations of Buyer hereunder.
     13.3 Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such state, including all matters of construction, validity and performance.
     13.4 Amendment and Modification. Buyer and Seller may amend, modify and supplement this Agreement in such manner as may be mutually agreed by them in writing.

     13.5 Notices. All notices, requests, demands and other communications hereunder shall be deemed to be duly given if delivered by hand, if mailed by certified or registered mail with postage prepaid, if delivered by fax (with confirmation confirmed) or if sent by nationally recognized overnight courier as follows:
If to Buyer:
Coffeyville Acquisition LLC
c/o GS Capital Partners V, L.P.
85 Broad Street
New York, New York 10004
Attn: Kenneth Pontarelli
Tel: (212) 902-1000
Fax: (212) 357-5505
Copy to (which will not constitute notice):
Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, New York 10004
Attn: Robert C. Schwenkel
Steven J. Steinman
Tel: (212) 859-8000
Fax: (212) 859-4000
If to Seller:
Coffeyville Group Holdings, LLC
c/o Pegasus Capital Advisors, L.P.
99 River Road
Cos Cob, CT 06808
Attention: Chief Executive Officer
Tel: (203) 869-4400
Fax: (203) 869-6940
Copy to (which will not constitute notice):
Akin Gump Strauss Hauer & Feld LLP
1333 New Hampshire Ave NW
Washington, DC 20036
Attn: Russell W. Parks, Jr.
Tel: (202) 887-4092
Fax: (202) 887-4288
or to such other addresses as either party may provide to the other in writing.

     13.6 Entire Agreement. Except for any written confidentiality agreements between the parties (which shall survive execution and delivery of this Agreement), this Agreement and the Ancillary Documents cancels, merges and supersedes all prior and contemporaneous understandings and agreements relating to the subject matter of this Agreement and the Ancillary Documents, written or oral, between the parties hereto, and contains the entire agreement of the parties hereto, and the parties hereto have no agreements, representations or warranties relating to the subject matter of this Agreement or any of the Ancillary Documents which are not set forth herein.
     13.7 Successors. This Agreement shall be binding upon and shall inure to the benefit of each of the parties hereto and to their respective successors and permitted assigns.
     13.8 Counterparts. This Agreement may be executed in one or more counterparts each of which shall be deemed an original but all of which together shall constitute but one and the same instrument.
     13.9 Headings. The headings used in this Agreement are for convenience only and shall not constitute a part of this Agreement.
     13.10 Jurisdiction. Any suit, action or proceeding between the parties hereto relating to this Agreement or to any agreement, document or instrument delivered pursuant hereto or in connection with the transactions contemplated hereby, or in any other manner arising out of or relating to the transactions contemplated by or referenced in this Agreement shall be commenced and maintained exclusively in the United States District Court for the Southern District of New York, or if that court lacks jurisdiction over the subject matter, in a state court of competent subject matter jurisdiction sitting in New York, New York. The parties hereto submit themselves unconditionally and irrevocably to the personal jurisdiction of such courts, as applicable. The parties further agree that venue shall be in the Southern District of New York. The parties hereto irrevocably waive any objection to such personal jurisdiction or venue, including, but not limited to, the objection that any suit, action or proceeding brought in the Southern District of New York, has been brought in an inconvenient forum.
     13.11 Interpretation. Unless otherwise specified in this Agreement, the singular includes the plural and the plural includes the singular; the word “or” is not exclusive. A reference to an Article, Section, Party, Schedule or Exhibit is a reference to that Article or Section of; or that Party, Schedule or Exhibit to, this Agreement. A reference to a Person includes its successors and permitted assigns. The words “include,” “includes” and “including” are not limiting. Any document (but only those documents) contained in the Merrill Corporation DataSite data room for the Coffeyville Project on or prior to May 12, 2005 shall be deemed to have been “made available” to Buyer for purposes of Article 5 of this Agreement. Where a term or expression is defined, another part of speech or grammatical form of that term or expression shall have a corresponding meaning. References to any law shall be construed as a reference to such law and to all regulations and rulings promulgated thereunder as each may be in effect from time to time.
[Signature page follows]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

COFFEYVILLE GROUP HOLDINGS, LLC

By:	Coffeyville Resources Management, Inc.,
its Managing Member

By:	/s/ Philip L. Rinaldi
Name: Philip L. Rinaldi
Title: Chief Executive Officer

COFFEYVILLE ACQUISITION LLC

By:	GS Capital Partners V Fund, L.P.,
its Managing Member

By:	GSCP V Advisors, L.L.C.,
its General Partner

By:	/s/ Kenneth Pontarelli
Name: Kenneth Pontarelli
Title: Vice President
Signature Page to Stock Purchase Agreement